V

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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PATTERSON-UTI ENERGY, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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10713 West Sam Houston Parkway North, Suite 800

Houston, Texas 77064

(281) 765-7100

April 10, 2020

Dear Stockholder:

We cordially invite you to attend Patterson-UTI Energy, Inc.’s annual stockholders’ meeting. The annual meeting will be held Thursday, June 4, 2020, at 10:00 a.m., Central Time, at our corporate headquarters, located at 10713 W. Sam Houston Parkway North, Suite 125, Houston, Texas 77064.

We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish proxy materials to our stockholders on the Internet. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need quickly, while lowering our costs of printing and delivery and supporting our sustainability efforts. We are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials, rather than a paper copy of our proxy materials. The notice contains instructions on how to access the proxy materials, vote and obtain, if you so desire, a paper copy of the proxy materials.

Your vote is important to us. Whether or not you plan to attend the Annual Meeting in person, we urge you to promptly vote your shares by using the Internet or telephone, or if the accompanying proxy statement was mailed to you, by completing, signing, dating and returning your proxy card as soon as possible in the enclosed postage prepaid envelope.

Thank you for your support.

Sincerely,

Mark S. Siegel Chairman of the Board	William Andrew Hendricks, Jr. President, Chief Executive Officer and Director

PATTERSON-UTI ENERGY, INC.

10713 West Sam Houston Parkway North, Suite 800

Houston, Texas 77064

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 4, 2020

The 2020 annual meeting of the stockholders of Patterson-UTI Energy, Inc., a Delaware corporation (“Patterson-UTI”), will be held Thursday, June 4, 2020, at 10:00 a.m., Central Time, at our corporate headquarters1, located at 10713 W. Sam Houston Parkway North, Suite 125, Houston, Texas 77064 (the “Meeting”), for the following purposes:

•

to elect six directors named in this proxy statement to the Board of Directors of Patterson-UTI to serve until the next annual meeting of the stockholders or until their respective successors are elected and qualified;

•	to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Patterson-UTI for the fiscal year ending December 31, 2020;
•	to approve, on an advisory basis, Patterson-UTI’s compensation of its named executive officers; and
•	to transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on April 6, 2020 are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

Your vote is important to us. Whether or not you plan to attend the Meeting in person, we urge you to promptly vote your shares by using the Internet or telephone, or if the accompanying proxy statement was mailed to you, by completing, signing, dating and returning your proxy card as soon as possible in the enclosed postage prepaid envelope.

By order of the Board of Directors

SETH D. WEXLER
Senior Vice President, General Counsel and Secretary
April 10, 2020

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting

to Be Held on June 4, 2020

The proxy statement and annual report to stockholders are available at www.proxyvote.com.

[1]

We are actively monitoring the public health and travel concerns relating to COVID-19 and the related recommendations and protocols issued by federal, state and local governments. In the event that it is not possible or advisable to hold our annual meeting in person as planned, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Any such change, including details on how to participate and vote in a remote meeting, would be announced in advance, and details would be posted on our website at www.patenergy.com and filed with the Securities and Exchange Commission. It is important that you retain a copy of your control number found on the proxy card, voting instruction form or notice, as such number will be required in order to gain access to any remote meeting. As always, we encourage you to vote your shares prior to the annual meeting.

PATTERSON-UTI ENERGY, INC.

10713 West Sam Houston Parkway North, Suite 800

Houston, Texas 77064

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 4, 2020

General Information About the Annual Meeting and Voting

The Board of Directors (the “Board” or “Board of Directors”) of Patterson-UTI Energy, Inc., a Delaware corporation (“Patterson-UTI” or the “Company”), has made this proxy statement and its 2019 annual report available to you on the Internet or, upon your request has delivered printed versions of these materials to you by mail beginning on or about April 13, 2020. Patterson-UTI is furnishing this proxy statement in connection with the solicitation by the Board of Directors of proxies to be voted at the 2020 annual meeting of stockholders of Patterson-UTI (the “Meeting”). The Meeting will be held Thursday, June 4, 2020, at 10:00 a.m., Central Time, at our corporate headquarters, located at 10713 W. Sam Houston Parkway North, Suite 125, Houston, Texas 77064, or at any adjournment or postponement thereof.

The Notice of Internet Availability of Proxy Materials (the “Notice”) was mailed to each of Patterson-UTI’s stockholders (other than those who previously requested electronic delivery) entitled to vote at the Meeting on or about April 13, 2020.

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (the “SEC”), Patterson-UTI has elected to provide stockholders access to its proxy materials on the Internet. Accordingly, Patterson-UTI sent a Notice to all of its stockholders as of the record date. The Notice includes instructions on how to access Patterson-UTI’s proxy materials on the Internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will support our sustainability efforts. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate such election.

If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered the “stockholder of record” with respect to those shares, and the Notice was sent directly to you.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

Whether you are a “stockholder of record” or hold your shares in “street name,” you may direct your vote without attending the Meeting in person.

If you are a stockholder of record, you may vote by using the Internet or telephone by following the instructions in the Notice. If you request printed copies of the proxy materials by mail, you may also vote by completing, dating, signing and returning your proxy card by mail. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

If you are the beneficial owner of shares held in street name, you may be eligible to vote your shares electronically using the Internet or telephone by following the instructions in the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing the voter instruction card provided by your brokerage firm, bank, broker-dealer, or other similar organization and returning it by mail. If you provide specific voting instructions by mail, telephone or the Internet, your shares will be voted by your brokerage firm, bank, broker-dealer, or similar organization as you have directed.

Properly submitted proxies received either by mail, Internet, telephone or in person in time to be counted for the Meeting will be voted as you have directed in your proxy, unless you revoke your proxy in the manner provided below. As to any matter for which you give no direction in your proxy, your shares will be voted as follows:

•	“FOR” the election of all of the nominees to the Board of Directors named in this proxy statement;
•	“FOR” the ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Patterson-UTI for the fiscal year ending December 31, 2020;
•	“FOR” the approval, on an advisory basis, of Patterson-UTI’s compensation of its named executive officers; and
•	“FOR” or “AGAINST” any other proposals that may be properly submitted at the Meeting at the discretion of the persons named in the proxy.

If you are a stockholder of record, you may revoke your proxy before the proxy is voted by either:

•	submitting a new proxy with a later date, including a proxy submitted using the Internet or telephone, in time to be counted for the Meeting;
•	notifying the Secretary of Patterson-UTI in writing before the Meeting that you have revoked your proxy; or
•	attending the Meeting and voting in person.

If your shares are held in street name, you must obtain a proxy executed in your favor from the stockholder of record (that is, your brokerage firm, bank, broker-dealer or similar organization) to be able to vote at the Meeting.

The Board of Directors is making this solicitation. We have retained Georgeson LLC, 480 Washington Blvd., 26th Floor, Jersey City, New Jersey 07310, for a fee of approximately $8,500 and the reimbursement of out of pocket costs and expenses, to assist in the solicitation of proxies on behalf of the Board. Patterson-UTI’s officers and other employees, without compensation other than regular compensation, may also solicit proxies on behalf of the Board by mail, email, the Internet, telephone, electronic means and personal interview. Patterson-UTI will pay all costs associated with this solicitation.

Shares Outstanding and Voting Rights

Only stockholders of record of Patterson-UTI’s common stock, $.01 par value per share (the “Common Stock”) at the close of business on April 6, 2020 are entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof. At the close of business on April 6, 2020, there were 186,356,475 shares of Common Stock issued and outstanding. Holders of record of Common Stock on April 6, 2020 will be entitled to one vote per share on all matters to properly come before the Meeting. A list of stockholders entitled to notice of and to vote at the Meeting will be made available at the Meeting and during regular business hours at the offices of Patterson-UTI Energy, Inc., 10713 West Sam Houston Parkway North, Suite 800, Houston, Texas 77064 for the ten day period prior to the Meeting for examination by any stockholder for any purpose germane to the Meeting.

A quorum is necessary to transact business at the Meeting. A majority of the shares of Common Stock outstanding on April 6, 2020 will constitute a quorum. The shares held by each stockholder who attends the Meeting in person, signs and timely returns the form of proxy, or properly votes using the Internet or telephone will be counted for purposes of determining the presence of a quorum at the Meeting.

“Broker non-votes” and abstentions will be considered present at the Meeting for the purpose of determining a quorum. Broker non-votes occur when nominees, such as brokerage firms, banks, broker-dealers, or other similar organizations holding shares on behalf of the beneficial owners, are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions. If you do not give instructions to your bank, brokerage firm or other agent, the bank, brokerage firm or other agent will nevertheless be entitled to vote your shares of Common Stock in its discretion on “routine matters” and may give or authorize the giving of a proxy to vote the shares of Common Stock in its discretion on such matters. The ratification of an independent registered public accounting firm is generally considered a routine matter, whereas the election of directors and the advisory approval of executive compensation are not considered routine matters. For these reasons, please promptly vote in accordance with the instructions provided by your brokerage firm, bank, broker-dealer, or other similar organization.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Under Delaware law and Patterson-UTI’s bylaws, the affirmative vote of a plurality of shares present in person or represented by proxy at the meeting at which a quorum is present is required for the election of directors.

The enclosed form of proxy provides a means for you to either:

•	vote “FOR” the election of the nominees to the Board of Directors listed below,
•	withhold authority to vote for one or more of the nominees, or
•	withhold authority to vote for all of the nominees.

The Board of Directors recommends that you vote “FOR” all of the nominees.    Unless you give contrary instructions in your proxy, your proxy will be voted “FOR” the election of all of the nominees to the Board of Directors. If any nominee should become unable or unwilling to accept the nomination or election, the person acting under the proxy will vote for the election of such other person as the Board of Directors may recommend. The Board has no reason, however, to believe that any of the nominees will be unable or unwilling to serve if elected.

Because directors are elected by a plurality vote, shares as to which a stockholder withholds authority to vote and broker non-votes will not affect the outcome of the election, although a broker non-vote will be counted for purposes of establishing a quorum.

Our corporate governance guidelines require that if a director receives in an uncontested election a greater number of “withhold” votes than votes cast “for” his or her election, the Nominating and Corporate Governance Committee of the Board of Directors will undertake a prompt evaluation of the appropriateness of the director’s continued service on the Board of Directors. In performing this evaluation, the Nominating and Corporate Governance Committee will review all factors it deems relevant, including the stated reasons why votes were withheld, the director’s length of service, his or her past contributions to Patterson-UTI and the availability of other qualified candidates. The Nominating and Corporate Governance Committee will then make its recommendation to the Board. The Board of Directors will review the Nominating and Corporate Governance Committee’s recommendation and consider such further factors and information as it deems relevant. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days following the date of the stockholders’ meeting. If the Board of Directors determines remedial action is appropriate, the director shall promptly take whatever action is requested by the Board. If the director does not promptly take the recommended remedial action or if the Board of Directors determines that immediate resignation is in the best interests of Patterson-UTI and its stockholders, the Board of Directors may accept the director’s resignation that will have been tendered as follows. Each director will, as a condition to his or her appointment or election as a director or nomination as a director, agree in writing to comply with the terms of Patterson-UTI’s majority voting policy and provide to the Board of Directors an irrevocable resignation that will be effective upon (i) the failure to receive the required vote at the next annual meeting at which such director faces re-election and (ii) the Board of Directors’ acceptance of such resignation.

Set forth below is the name, age, position and a brief description of the business experience during at least the past five years of each of the nominees to Patterson-UTI’s Board of Directors, as well as specific qualifications, attributes and skills of such member that were identified by the Nominating and Corporate Governance Committee when such member was nominated to serve on the Board of Directors. Each current member of Patterson-UTI’s Board of Directors is a nominee for election to the Board of Directors, except for Mark S. Siegel and Charles O. Buckner, who have chosen to retire from the Board of Directors effective at the Meeting. As a result of the retirements, the Board of Directors expects to reduce the size of the Board to six members effective at the Meeting.  There are no arrangements or understandings between any person and any of the directors pursuant to which such director was selected as a nominee for election at the Meeting. There are no family relationships among any of the directors or executive officers of Patterson-UTI.

Name	Age	Position	Director Since
Curtis W. Huff*	62	Director	2001
William A. Hendricks, Jr.	55	President and Chief Executive Officer	2017
Tiffany (TJ) Thom Cepak	47	Director	2014
Michael W. Conlon	73	Director	2012
Terry H. Hunt	71	Director	2003
Janeen S. Judah	60	Director	2018

*	Mr. Huff will become Chairman of the Board effective at the Meeting.

The following charts show a snapshot of the average tenure, average age and gender diversity of the six nominees for election to our Board of Directors.

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of Patterson-UTI’s business and structure, the Nominating and Corporate Governance Committee and the Board of Directors focused primarily on the information discussed in each of the directors’ individual biographies set forth below.

Curtis W. Huff — Mr. Huff has served as a director of Patterson-UTI since May 2001 and served as a director of UTI from 1997 to May 2001. Mr. Huff will become Chairman of the Board effective at the Meeting. Mr. Huff is owner and Chairman of Freebird Partners, a private investment firm created in 2002 that is focused on oilfield service companies and technology. Mr. Huff co-founded Intervale Capital, an oilfield service private equity firm, in 2006 and served as a Managing Director from 2006 to 2012, when he sold his interest in the firm. Mr. Huff also serves as Chairman of Impact Fluid Solutions LP, which provides drilling and production solutions for oil and gas operators and fluid companies. Mr. Huff also serves as a director at various of Freebird’s portfolio companies.  Mr. Huff served as the President and Chief Executive Officer of Grant Prideco, Inc., a provider of drill pipe and other drill stem products, from February 2001 to June 2002. From January 2000 to February 2001, Mr. Huff served as Executive Vice President, Chief Financial Officer and General Counsel of Weatherford International, Inc., one of the world’s largest international oilfield services companies. He served as Senior Vice President and General Counsel of Weatherford from May 1998 to January 2000. Mr. Huff began his professional career in 1983 with the law firm of Norton Rose Fulbright US LLP where he specialized in corporate, securities and merger and acquisition matters. Mr. Huff was made a partner in that firm in 1989 where he served until 1998 when he joined Weatherford. Mr. Huff holds a Bachelor of Arts degree and J.D. from the University of New Mexico, where he graduated as a member of the Order of the Coif and cum laude, and a Masters of Law from New York University School of Law. Mr. Huff is the Chairman of the Board of Directors of the University of St. Thomas in Houston, Texas, and a member of the board of directors of the Houston Food Bank.

The Board of Directors considered Mr. Huff’s background as an executive of publicly traded oilfield services companies and as an owner and manager of a private investment firm focused on the oilfield service industry. The Board noted his knowledge and experience in a broad range of oilfield products and services and his current and historical experience in managing operations in both the United States and internationally. The Board also considered Mr. Huff’s expertise and background with regard to accounting and legal matters, which, among other things, provides guidance to Patterson-UTI in assessing its corporate governance structure, policies and procedures.

William Andrew Hendricks, Jr. —Mr. Hendricks has served as President and Chief Executive Officer of Patterson-UTI since October 2012 and as a director of Patterson-UTI since June 2017. From April 2012 through September 2012, he served as Chief Operating Officer of Patterson-UTI. From May 2010 through March 2012, Mr. Hendricks served as President of Schlumberger Drilling & Measurements, a division of Schlumberger. Prior to that date, Mr. Hendricks worked for Schlumberger in various worldwide locations and capacities since 1988, including serving in numerous executive positions since 2003. Mr. Hendricks is a past Chair and member of the Executive Committee for the International Association of Drilling Contractors and a member of the Society of Petroleum Engineers. Mr. Hendricks holds a Bachelor of Science in Petroleum Engineering from Texas A&M University.

The Board of Directors considered Mr. Hendricks’ more than 30 years of combined operational and managerial experience in the oil and gas industry.  In addition, the Board noted his nearly seven years of service as Patterson-UTI’s President and Chief Executive Officer and nearly ten years of service in numerous executive positions with Schlumberger Limited, a global provider of oilfield services, including nearly two years as President of Schlumberger Drilling & Measurements.  The Board further considered Mr. Hendricks’ significant experience with evaluating the drivers for macro trends in the oil and gas industry, as well as managing the cyclical nature of the oil and gas service business, which allows Mr. Hendricks to provide valuable input into the development and implementation of Patterson-UTI’s corporate strategy.  In addition, the Board noted that Mr. Hendricks’ operational experience brings valuable knowledge to the oversight of achieving safe and efficient operations. The Board also considered Mr. Hendricks’ significant experience working in numerous worldwide locations, which allows him to provide valuable counsel regarding possible expansion into markets outside of North America.

Tiffany (TJ) Thom Cepak — Ms. Cepak has served as a director of Patterson-UTI since August 2014. Ms. Cepak has served as a director of Penn Virginia Corporation since September 2019. Ms. Cepak served as the Chief Financial Officer of Energy XXI Gulf Coast, Inc. from August 2017 to October 2018. Ms. Cepak served as the Chief Financial Officer of KLR Energy (and, subsequent to its business combination, Rosehill Resources Inc.) from January 2015 to June 2017. Ms. Cepak served as a director of Yates Petroleum Corporation, a privately owned, independent oil and gas exploration and production company, from October 2015 to October 2016. Ms. Cepak served four years as the Chief Financial Officer of EPL Oil & Gas, Inc., and was further appointed Executive Vice President in January 2014, and she served in those roles until June 2014, when EPL was sold. Ms. Cepak began her career with EPL as a Senior Asset Management Engineer, a position she held until she was appointed Director of Corporate Reserves in September 2001. Ms. Cepak was named EPL’s Director of Investor Relations in April 2006 and Vice President, Treasurer and Investor Relations in July 2008. In July 2009, Ms. Cepak was designated as EPL’s Principal Financial Officer and, in September 2009, she was appointed Senior Vice President. Ms. Cepak has more than 20 years of energy industry experience and prior to joining EPL, she was a Senior Reservoir Engineer with Exxon Production Company and ExxonMobil Company with operational roles including reservoir engineering and subsurface completion engineering for numerous offshore Gulf of Mexico properties. Ms. Cepak holds a B.S. in Engineering from the University of Illinois and a Masters of Business Administration in Management with a concentration in Finance from Tulane University.

The Board of Directors considered Ms. Cepak’s more than 20 years of operational and financial experience in the energy industry. The Board noted her service in various operational roles, including as a reservoir engineer for a major oil and gas exploration and production company. The Board also noted Ms. Cepak’s executive management experience, including most recently as chief financial officer of a publicly traded independent oil and gas exploration and production company, which allows her to provide Patterson-UTI with valuable insight on financial and strategic matters. The Board also considered Ms. Cepak’s diversity of perspective, which is exemplified by her recognition in 2018 as one of Oil and Gas Investor’s 25 Influential Women in Energy.

Michael W. Conlon — Mr. Conlon has served as a director of Patterson-UTI since September 2012. Mr. Conlon retired as a partner of the law firm, Norton Rose Fulbright US LLP, in January 2012 after 40 years with the firm. Mr. Conlon specialized in corporate, securities and merger and acquisition matters. Mr. Conlon was partner-in-charge of the firm’s Houston office from 2007 to 2011, was co-partner-in-charge from 2001 to 2007 and partner-in-charge of its Washington, D.C. office from 1992 to 1998. Mr. Conlon retired in February 2019 from his position as an Advisory Director to Tailored Brands, Inc., a specialty retailer of men’s apparel and international supplier of corporatewear, and an NYSE listed company. Mr. Conlon holds a Bachelor of Arts degree in Economics from Catholic University of America, where he graduated magna cum laude and as a member of Phi Beta Kappa, and a Juris Doctorate from the Duke University School of Law, where he graduated as a member of the Order of the Coif.

The Board of Directors considered Mr. Conlon’s more than 40 years of experience handling corporate, securities and mergers and acquisition matters as a lawyer with an international law firm, as well as his service in a number of management roles throughout his tenure at the firm. The Board noted Mr. Conlon’s experience in representing numerous public companies, including Patterson-UTI, and other energy services companies, allows him to provide valuable insight on legal, governance and regulatory issues facing Patterson-UTI.

Terry H. Hunt — Mr. Hunt has served as a director of Patterson-UTI since April 2003 and served as a director of UTI from 1994 to May 2001. Mr. Hunt is an energy consultant and retired senior natural gas and electric utility executive. Mr. Hunt served as Senior Vice President — Strategic Planning of PPL Corporation, an international energy and utility holding company, from 1998 to 2000. Mr. Hunt served as the President and Chief Executive Officer of Penn Fuel Gas, Inc., a Pennsylvania-based natural gas and propane distribution company, from 1992 to 1999. Previously, Mr. Hunt was President of Carnegie Natural Gas and Apollo Gas Company, both Appalachian natural gas distribution companies. He also previously served in senior management positions in natural gas project and venture development, oil and natural gas exploration and development evaluation and operations and major production facilities construction with Texas Oil & Gas Corp. and Atlantic Richfield. Mr. Hunt holds a Bachelor of Engineering degree from the University of Saskatchewan, Canada and a Masters of Business Administration from Southern Methodist University.

The Board of Directors considered Mr. Hunt’s more than 25 years of experience covering most phases of the upstream oil and natural gas industry in the United States and Canada, including the evaluation of exploration and development programs, oil and natural gas production and pipeline operations, and project development and major production facility construction. This experience and background provides Patterson-UTI with an invaluable perspective of the oil and natural gas industry and its customers. In addition, Mr. Hunt’s many years of senior executive experience leading natural gas distribution, storage and marketing companies provides insight into the management of multi-faceted businesses and the markets for natural gas in North America.

Janeen S. Judah — Ms. Judah has served as a director of Patterson-UTI since April 2018. Ms. Judah has served as a director of the general partner of Crestwood Equity Partners LP since November 2018. Ms. Judah has also served as a director for privately held Aethon Energy III, LLC since June 2019.  Ms. Judah served as a director of Jagged Peak Energy Inc. from April 2019 to January 2020, when Jagged Peak was acquired by Parsley Energy. Ms. Judah served as the President of the Society of Petroleum Engineers from September 2016 to October 2017 while on secondment from Chevron, and as a member of the Board of Directors of the Society of Petroleum Engineers from 2003 to 2006 and from 2012 to 2018. Ms. Judah held numerous leadership positions at Chevron, including general manager for Chevron’s Southern Africa business unit from August 2010 to September 2016, president of Chevron Environmental Management Company from August 2007 to August 2010 and general manager of reservoir and production engineering for Chevron Energy Technology Company from June 2004 to August 2007.  Before joining Chevron in 1998, she held various upstream petroleum engineering positions for Texaco and Arco, starting in Midland in 1981. Ms. Judah holds Bachelor of Science and Masters of Science degrees in petroleum engineering from Texas A&M University, a Masters of Business Administration from the University of Texas of the Permian Basin and a Juris Doctorate from the University of Houston Law Center.

The Board of Directors considered Ms. Judah’s more than 35 years of operational, managerial and environmental experience in the oil and gas industry. The Board noted her experience derived from oil and gas industry positions held involving significant operational and management responsibilities, including positions with Chevron and upstream petroleum engineering positions. The Board also noted Ms. Judah’s extensive international experience, including most recently as general manager for Chevron’s Southern Africa business unit, which allows her to provide Patterson-UTI with valuable insight on international and strategic matters. The Board also considered Ms. Judah’s service as the President of the Society of Petroleum Engineers from 2017 to 2018, as well as her diversity of perspective, which is exemplified by her recognition in 2018 as one of Oil and Gas Investor’s 25 Influential Women in Energy.

Board Leadership Structure, Lead Director and Board Role in Risk Oversight

The Board evaluates its leadership structure and role in risk oversight on an ongoing basis. The decision on whether to combine or separate the Chairman and Chief Executive Officer (“CEO”) role is determined on the basis of what the Board considers to be best for Patterson-UTI at any given point in time. Patterson-UTI’s current Board leadership structure separates the role of Chairman and CEO. Effective at the Meeting, Mr. Huff will become non-executive Chairman of the Board.

The Board has historically had an Executive Chairman and a lead independent director, the “Lead Director.” When Mr. Huff becomes non-executive Chairman of the Board, effective at the Meeting, the Board will no longer have a separate Lead Director. The independent directors meet regularly in executive sessions at which only independent directors are present, and the Lead Director (subsequent to the Meeting, the non-executive Chairman) chairs those sessions. The Lead Director (subsequent to the Meeting, the non-executive Chairman) serves as a liaison between the employee directors and independent directors, consults with regard to Board and agenda items, and works with the chairpersons of Board committees as appropriate.

The Nominating and Corporate Governance Committee and the Board currently believe that the Board’s leadership structure, which includes the separation of the role of CEO and Chairman and the appointment of an independent Lead Director, is appropriate because it, among other things, provides for sufficient independence between the Board and management and for an independent director who provides board member leadership.  Subsequent to the Meeting, the Chairman will be an independent director and the separation of the CEO and Chairman roles will continue.

The Board has adopted Corporate Governance Guidelines, which can be accessed electronically in the “Governance” section of Patterson-UTI’s website at www.patenergy.com. The Guidelines describe one of the Board’s primary responsibilities as overseeing Patterson-UTI’s processes for assessing and managing risks. The Board discharges this responsibility, in part, through regular inquiries from the Chairman of the Board and/or the Lead Director to management, periodic communications from management to the Board of Directors of particular risks and events, and discussions during Board meetings of general and specific risks to Patterson-UTI.

Meetings and Committees of the Board of Directors

The Board of Directors met eight times during the year ended December 31, 2019. Each director attended, in person or by telephone, at least 75% of the aggregate of all meetings held by the Board and meetings of each committee on which such director served. A majority of the members of the Board of Directors are independent within the meaning of the Nasdaq Stock Market, Inc. (“Nasdaq”) listing standards. Specifically, the Board has determined that Messrs. Buckner, Conlon, Huff and Hunt and Mses. Cepak and Judah are independent within the meaning of the Nasdaq listing standards.

The Board of Directors has established four standing committees: an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

The Executive Committee, which currently is composed of Messrs. Siegel, Hendricks and Huff, has the authority, to the extent permitted by applicable law, to act for the Board in all matters arising between regular or special meetings of the Board of Directors. The Executive Committee did not meet or take any action in 2019. Effective at the Meeting, the Executive Committee will be composed of Messrs. Huff and Hendricks and Ms. Cepak.

The Audit Committee members are Mses. Cepak (chairwoman) and Judah, and Messrs. Buckner, Huff and Hunt, each of whom is independent within the meaning of applicable rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and within the meaning of the Nasdaq listing standards. The Audit Committee oversees management’s conduct of Patterson-UTI’s accounting and financial reporting process, including review of the financial reports and other financial information provided by Patterson-UTI to the public and government and regulatory bodies, Patterson-UTI’s system of internal accounting, Patterson-UTI’s financial controls, and the annual independent audit of Patterson-UTI’s financial statements and internal control over financial reporting. The Audit Committee also oversees compliance with Patterson-UTI’s codes of conduct and ethics and with legal and regulatory requirements. The Board has determined that Ms. Cepak and Messrs. Buckner and Huff and are “audit committee financial experts” within the meaning of applicable SEC rules. The Audit Committee selects the independent registered public accounting firm to audit Patterson-UTI’s books and records and considers and acts upon accounting matters as they arise. The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee held five meetings during the year ended December 31, 2019. Please see “Audit Committee Report” elsewhere in this proxy statement.

The Compensation Committee members are Messrs. Hunt (chairman), Conlon and Huff and Ms. Cepak, each of whom is independent as defined in the Nasdaq listing standards. Among other things, the Compensation Committee sets and administers the policies that govern the compensation of executive officers and directors of Patterson-UTI. The Board of Directors has adopted a written charter for the Compensation Committee. The Compensation Committee held four meetings during the year ended December 31, 2019. Please see “Compensation Discussion and Analysis” and “Compensation Committee Report” elsewhere in this proxy statement for further information about the Compensation Committee.

The Nominating and Corporate Governance Committee members are Messrs. Conlon (chairman), Buckner and Huff and Ms. Judah, each of whom is independent as defined in the Nasdaq listing standards. The purpose of the Nominating and Corporate Governance Committee is to, among other things, identify individuals qualified to become Board members, to recommend for selection by the Board director nominees for the next annual meeting of stockholders, to recommend nominees for Board committees, to review Patterson-UTI’s Code of Business Conduct and Corporate Governance Guidelines, to develop and continually make recommendations with respect to the best corporate governance principles and to oversee the annual review of the Board and management. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee held three meetings during the year ended December 31, 2019.

Due to his retirement from the Board, effective at the Meeting, Mr. Buckner will no longer serve on the Audit Committee and the Nominating and Corporate Governance Committee.

Consideration of Director Nominees

On behalf of the Board, the Nominating and Governance Committee considers director nominees recommended by Patterson-UTI’s stockholders if the recommendations are made in accordance with all legal requirements, including applicable provisions of Patterson-UTI’s restated certificate of incorporation and bylaws. A stockholder’s notice to the Secretary of Patterson-UTI shall contain certain information specified in Patterson-UTI’s bylaws regarding the stockholder and the proposed nominee.  See “Other Matters—Stockholder Proposals for 2021 Annual Meeting” and Article I, Section 8 and Article I, Section 11 of Patterson-UTI’s bylaws.

The Nominating and Corporate Governance Committee determines qualification criteria and procedures for the identification and recruitment of candidates for election to serve as directors of Patterson-UTI. The Nominating and Corporate Governance Committee relies on the knowledge and relationships of Patterson-UTI and its officers and directors, as well as third parties when it deems appropriate, to identify and evaluate nominees for director, including nominees recommended by stockholders. In evaluating a nominee for director, the Nominating and Corporate Governance Committee considers the nominee’s skills, expertise, industry and other knowledge, personal and professional ethics, integrity and values, sound business judgment and willingness to commit sufficient time to the Board and be committed to representing the long-term interests of Patterson-UTI’s stockholders. The Nominating and Corporate Governance Committee also reviews the individual performance and qualifications of each director who wishes to be considered for nomination to the Board.  Although the Nominating and Corporate Governance Committee does not have a stand-alone policy with regard to consideration of diversity in identifying director nominees, it considers diversity in professional background, experience, expertise (including as to financial matters) and perspective (including as to age, gender and ethnicity) with respect to the Board of Directors composition as a whole when evaluating a director nominee.

Board and Director Performance Assessments

The Nominating and Corporate Governance Committee annually reviews and evaluates the performance of the Board, each Committee of the Board, and each director in order to improve the effectiveness of the Board and each Committee of the Board. The Committee assesses the contributions of the Board as a whole and each of its Committees and identifies areas in which improvements may be made. The results of the evaluations are reviewed and discussed with the Board and its Committees, and recommendations are made, as appropriate, to the Board and its Committees.

The Nominating and Corporate Governance Committee also annually reviews the individual performance and qualifications of each director who wishes to be considered for nomination for reelection to the Board.

Continuing Education

Continuing education helps our directors strengthen their skills, deepen their understanding of our business and operations and stay current with emerging issues that affect our business, governance and compensation practices. It also helps directors keep abreast of governance developments and requirements and understand the issues we face in the context of our business. To further these goals, our Board’s continuing director education policy requires directors to participate in continuing education programs and reimburses directors for expenses incurred in connection with such education programs.

Succession Planning

The Board of Directors oversees processes and procedures to provide continuity of well-qualified executive leadership and to assess whether such leadership possesses the skill and talent to execute Patterson-UTI’s long-term business strategies. The Board of Directors reviews succession planning for the Chief Executive Officer and the senior executives tailored to reflect the Board’s standards for executive leadership and Patterson-UTI’s business strategy and vision. The succession planning addresses (i) both current and long-term needs of Patterson-UTI and establishes a process for identifying and assessing potential internal candidates; (ii) periodic review and assessment of readiness; (iii) contingency planning for temporary absences of the Chief Executive Officer due to disability or other unexpected event; and (iv) long-term continuity planning for succession to the Chief Executive Officer position.

Political Contributions

Patterson-UTI has a policy prohibiting the contribution of company funds to political parties or organizations or to candidates for any public office or to influence the general public, or segments thereof, with respect to public elections or referenda. Patterson-UTI participates in certain trade organizations with purposes that include enhancement of the public image of our industry, education about the industry and issues that affect the industry and industry best practices and standards. Many of the trade organizations also engage in legislative or political activity related to matters that affect the industry as a whole and not a specific company. Patterson-UTI, as one of many members in various trade associations, does not direct the legislative activities of any trade organization of which it is a member.

Sustainability

Patterson-UTI is committed to long-term sustainability with respect to the environment, our society and our long-term corporate success. In 2019, Patterson-UTI issued its inaugural sustainability report.  A copy of Patterson-UTI’s sustainability report can be accessed electronically in the “Sustainability” section of the Patterson-UTI website at www.patenergy.com and in print to any stockholder who requests it from the Secretary of Patterson-UTI.

Communication with the Board and its Independent Members

Persons may communicate with the Board, or directly with its Lead Director (subsequent to the Meeting, the non-executive Chairman), Mr. Huff, by submitting such communication in writing in care of Lead Director of the Board of Directors, Patterson-UTI Energy, Inc., 10713 West Sam Houston Parkway North, Suite 800, Houston, Texas 77064. Persons may communicate with the independent members of the Board by submitting such communication in writing to the Nominating and Corporate Governance Committee of the Board of Directors of Patterson-UTI Energy, Inc., 10713 West Sam Houston Parkway North, Suite 800, Houston, Texas 77064.

Although Patterson-UTI does not have a formal policy regarding attendance by members of the Board at its annual meetings of stockholders, directors are invited to attend annual meetings of Patterson-UTI stockholders. All of the directors attended the 2019 annual meeting of stockholders either in person or by telephone.

Corporate Governance Documents Available on Patterson-UTI’s Website

Copies of each of the following documents can be accessed electronically in the “Corporate Governance” section of the Patterson-UTI website at www.patenergy.com and in print to any stockholder who requests them from the Secretary of Patterson-UTI:

•	Audit Committee Charter;
•	Compensation Committee Charter;
•	Nominating and Corporate Governance Committee Charter;
•	Corporate Governance Guidelines;
•	Code of Business Conduct and Ethics for its employees, officers and directors;
•	Code of Business Conduct and Ethics for Senior Financial Executives; and
•	Global Anticorruption Policy.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the financial statements and internal control over financial reporting of Patterson-UTI for the fiscal year ending December 31, 2020, and directed that such engagement be submitted to the stockholders of Patterson-UTI for ratification. In recommending ratification by the stockholders of such engagement, the Board of Directors is acting upon the recommendation of the Audit Committee, which has satisfied itself as to PricewaterhouseCoopers LLP’s independence, professional competence and standing. Although ratification by stockholders of the engagement of PricewaterhouseCoopers LLP is not required by Delaware corporate law or Patterson-UTI’s restated certificate of incorporation or bylaws, the Audit Committee believes a decision of this nature should be made with the consideration of Patterson-UTI’s stockholders. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of Patterson-UTI and its stockholders.

It is expected that one or more representatives of PricewaterhouseCoopers LLP will be available to participate in the Meeting and will be given the opportunity to make a statement if they so desire. It also is expected that the representative(s) will be available to respond to appropriate questions from the stockholders.

The Board of Directors recommends a vote “FOR” the ratification of PricewaterhouseCoopers LLP as Patterson-UTI’s independent registered public accounting firm.    Ratification of the selection of PricewaterhouseCoopers LLP requires the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote on, and voted “FOR” or “AGAINST,” the proposal. Unless you give contrary instructions in your proxy, your properly submitted proxy will be voted “FOR” such ratification. Abstentions will not be counted as votes cast “FOR” or “AGAINST” the proposal and will have no effect on the outcome of the proposal. Because the ratification of an independent registered public accounting firm is considered a routine matter, if you do not give instructions to your brokerage firm, bank, broker-dealer, or other similar organization, the brokerage firm, bank, broker-dealer, or other similar organization will nevertheless be entitled to vote your shares in its discretion and may give or authorize the giving of a proxy to vote the shares in its discretion on this proposal.

PROPOSAL NO. 3

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, the Board of Directors is asking stockholders to approve a non-binding, advisory resolution on the compensation of Patterson-UTI’s executive officers who are named in the Summary Compensation Table appearing in this proxy statement (the “Named Executive Officers”). The compensation of the Named Executive Officers is described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement.

For a discussion of our stockholder engagement and board responsiveness to stockholders, please see “Compensation Discussion and Analysis— Aligning Compensation Programs with Stockholder Interests.”

The compensation program for the Named Executive Officers is designed to attract and retain highly qualified individuals and to motivate and reward them for performance that benefits Patterson-UTI and its stockholders. The Compensation Committee and the Board of Directors believe that the policies and procedures detailed in the “Compensation Discussion and Analysis” achieve these goals by, among other things:

•

providing a mix of short-term compensation in the form of base salary and annual cash incentive bonuses and long-term compensation in the form of restricted stock units, performance units, and, in some years, restricted stock and stock options, which strikes a balance between offering competitive compensation packages and aligning compensation with long-term growth and creating value for stockholders;

•	emphasizing variable equity and cash compensation to link realized compensation to performance;
•	reviewing annual base salaries, in part, based on Patterson-UTI’s financial results and position and performance compared to similarly situated companies;
•	providing performance-based annual cash incentive bonuses designed to put a meaningful portion of total compensation at risk;
•	awarding long-term equity incentives whose value is tied to the achievement of certain performance goals and/or an increase in the price of the Common Stock;
•	awarding long-term equity incentives that generally vest over periods of three years; and
•	maintaining stock ownership requirements.

The Board of Directors is asking stockholders to approve the following non-binding, advisory resolution at the Meeting:

“RESOLVED, that the stockholders of Patterson-UTI Energy, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and other narrative discussion in the Proxy Statement for the 2020 Annual Meeting of Stockholders of the Company.”

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee value the views of Patterson-UTI’s stockholders and will review and consider the voting results when (i) evaluating the effectiveness of Patterson-UTI’s compensation policies and practices and (ii) making future compensation decisions for the Named Executive Officers.

The Board of Directors recommends a vote “FOR” the approval of the advisory resolution on executive compensation.  Approval of the advisory resolution requires the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote on, and voted “FOR” or “AGAINST,” the proposal. Unless you give contrary instructions in your proxy, your properly submitted proxy will be voted “FOR” such approval. Abstentions will not be counted as votes cast “FOR” or “AGAINST” the proposal and will have no effect on the outcome of the proposal. A broker non-vote will be counted for purposes of establishing a quorum, but will not be treated as a vote cast “FOR” or “AGAINST” the proposal and will have no effect on the outcome of the proposal.

EXECUTIVE OFFICERS

Set forth below is the name, age and position followed by a brief description of the business experience during at least the past five years for each executive officer of Patterson-UTI who is not also a nominee for election to the Board of Directors.

Name	Age	Position
Mark S. Siegel (1)	69	Executive Chairman of the Board
C. Andrew Smith	49	Executive Vice President and Chief Financial Officer
Kenneth N. Berns	60	Executive Vice President and Chief Commercial Officer
Seth D. Wexler	48	Senior Vice President, General Counsel and Secretary
James M. Holcomb	57	President — Patterson-UTI Drilling Company LLC

(1)	Mr. Siegel is not seeking re-election to the Board of Directors, and effective as of the Meeting, he will no longer be Executive Chairman and will be a part-time employee of Patterson-UTI.

Mark S. Siegel - Mr. Siegel has served as Executive Chairman of the Board and as a director of Patterson-UTI since May 2001. Mr. Siegel served as Chairman of the Board and as a director of UTI from 1995 to May 2001, when UTI merged with and into Patterson-UTI. Mr. Siegel has been President of REMY Investors & Consultants, Incorporated (“REMY Investors”) since 1993. Mr. Siegel is the past chairman and a current member of the Board of Directors of the Cedars-Sinai Medical Center, and previously served on the Board of Trustees of the J. Paul Getty Trust from 2005 to 2017 (including as Chair from 2010 to 2015). From 1992 to 1993, Mr. Siegel was President, Music Division, Blockbuster Entertainment Corp. From 1988 through 1992, Mr. Siegel was an Executive Vice President of Shamrock Holdings, Inc., a private investment company, and Managing Director of Shamrock Capital Advisors, Incorporated. Mr. Siegel holds a Bachelor of Arts degree from Colgate University (Magna Cum Laude and Phi Beta Kappa) and a J.D. from the University of California, Berkeley (Boalt Hall) School of Law (Order of the Coif).

C. Andrew Smith — Mr. Smith has served as Executive Vice President and Chief Financial Officer of Patterson-UTI since September 2017. From April 2014 until September 2017, Mr. Smith served as Executive Vice President and Chief Financial Officer of Kirby Corporation, a marine transportation and diesel engine services company. From January 2014 to April 2014, Mr. Smith served as Executive Vice President – Finance of Kirby Corporation. Prior to joining Kirby Corporation, Mr. Smith served as Senior Vice President and Chief Financial Officer of Benthic Geotech and was previously Chief Financial Officer for both Global Industries, LTD and NATCO Group. Mr. Smith holds a degree in business administration from the University of Houston.

Kenneth N. Berns—Mr. Berns has served as Executive Vice President and Chief Commercial Officer of Patterson-UTI since May 2017. Mr. Berns served as a director of Patterson-UTI from May 2001 to June 2017 and as Senior Vice President of Patterson-UTI from April 2003 to May 2017. Mr. Berns served as a director of UTI from 1995 to May 2001. Mr. Berns has been an executive with REMY Investors since 1994. Mr. Berns holds a Bachelor’s Degree in Business Administration from San Diego State University and a Master’s Degree in Taxation from Golden Gate University.

Seth D. Wexler — Mr. Wexler has served as Senior Vice President, General Counsel and Secretary of Patterson-UTI since February 2017. Mr. Wexler served as General Counsel and Secretary of Patterson-UTI from August 2009 to February 2017. From March 1998 to August 2009, he specialized in securities law and mergers and acquisitions for the law firm of Norton Rose Fulbright US LLP, including as a partner of such law firm since January 2007. Mr. Wexler holds a Bachelor of Business Administration in Finance from the University of Texas at Austin, a Juris Doctorate from the University of Houston Law Center and a Masters of Business Administration from the University of Houston.

James M. Holcomb — Mr. Holcomb has served as President of Patterson-UTI Drilling Company LLC since January 2012. Mr. Holcomb came to Patterson-UTI in February 1998 with the acquisition of Robertson Onshore Drilling Company and since that time has served in numerous operational management roles, including as Senior Vice President of Operations of Patterson-UTI Drilling Company LLC from April 2006 to January 2012. Mr. Holcomb has over 30 years of experience in contract drilling operations. Mr. Holcomb holds a Bachelor of Science Degree in Business Management from LeTourneau University.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis (“CD&A”) sets forth the principal compensation policies and programs of Patterson-UTI for our Named Executive Officers (“NEOs”).

Named Executive Officer	Title
William Andrew Hendricks, Jr.	Chief Executive Officer and President
C. Andrew Smith	Executive Vice President and Chief Financial Officer
Mark S. Siegel (1)	Executive Chairman of the Board
Kenneth N. Berns	Executive Vice President and Chief Commercial Officer
Seth D. Wexler	Senior Vice President, General Counsel and Secretary

(1)	Mr. Siegel is not seeking re-election to the Board of Directors, and effective as of the Meeting, he will no longer be Executive Chairman and will be a part-time employee of Patterson-UTI.

Aligning Compensation Programs with Stockholder Interests

Changes to Our Compensation Program in 2019 to Strengthen Alignment with Stockholder Interests

At the 2018 stockholder meeting, our Say-on-Pay proposal received only 24 percent stockholder support, which both the Board and the Compensation Committee believed was unacceptable.  In response to the 2018 Say-on-Pay vote outcome, and in line with our commitment to ongoing stockholder engagement, we requested additional meetings with stockholders representing approximately 61 percent of our outstanding shares.  We successfully arranged engagement meetings with stockholders representing approximately 41 percent of our outstanding shares after the 2018 stockholder meeting.  Our Lead Director led each of these calls with stockholders, and he listened to areas of stockholder concern, communicated our compensation philosophy and the decision-making process with respect to the 2017 and 2018 compensation programs, and requested feedback regarding possible changes to our compensation program.

Based on the feedback we received from our stockholders, we made changes to our compensation program to strengthen the alignment of the program with stockholder interests. Key changes to our program included:

•	Reduced the CEO’s target long-term incentive (LTI) grant for 2019 by 18%, or $1.25 million, from the 2018 LTI award;
•	Reduced the total compensation of our Executive Chairman by more than 50%;
•	Tied 100% of the annual cash bonus program to pre-established financial and operational metrics;
•	Increased the weighting of performance-based LTI to 51% of the target award value for our NEOs; and
•

Increased the rigor of our performance-based LTI program by requiring above median performance (55th percentile) to receive a target payout under the program and capping payouts at target if absolute TSR is negative for the performance period.

Strong Stockholder Support for Say-on-Pay in 2019

At our 2019 Annual General Meeting of Stockholders, we received 96% stockholder support for our Say-on-Pay proposal. The Compensation Committee strongly values the opinions of our stockholders as expressed in the Say-on-Pay vote and believes that our 2019 support level demonstrates a strong alignment of our compensation program with our stockholders’ interests.

The Compensation Committee will continue to consider the results of our future Say-on-Pay votes when making future compensation decisions for our NEOs.

Volatile Market Conditions in the Drilling Industry Have Created Challenges

The energy industry has been in a prolonged decline that began in 2014 following a decline in oil prices.   Although there was improvement in activity in 2017 and 2018, market conditions have since continued to be challenging, with declining capital budgets by operators, reduced customer access to capital, excess service capacity and intense competition.  These conditions have resulted in low operating margins (in particular in our pressure pumping business) and declining cash flows for Patterson-UTI and the industry in general.

Although Patterson-UTI has generally performed well on a comparative basis against our peers in this challenging market, neither we nor others in our industry have delivered positive returns to our stockholders over the past five-year period.  Over this period of time, crude oil prices have fallen by over 40%, and we have seen a 75% reduction in the market value of other industry peers (as referenced by the reduction in value of the PHLX Oil Service Sector Index between June 20, 2014 and December 31, 2019).  This decline in market value has continued into 2020 and has accelerated with the COVID-19 pandemic and the failure of OPEC and Russia to reach agreement on production reductions to address falling oil demand in light of the pandemic.  We currently expect that 2020 will be an extremely difficult and challenging year and, as described later in this CD&A, we have taken action to significantly reduce executive compensation for 2020.

The Board of Directors and the Compensation Committee recognize the challenges of determining appropriate executive compensation in this environment.  Accordingly, the Compensation Committee has sought to administer the Company’s executive compensation program in a way that is responsive to these negative industry conditions. Specifically, we recognize the utmost importance of aligning our compensation program with the Company’s performance and stockholder returns, and we intend to continue to utilize operational and financial metrics that are designed to create and preserve stockholder value and to use a combination of long-term and short term incentives that provide a substantial portion of total potential compensation tied to the creation of long-term stockholder value.

As demonstrated in the chart below, the Compensation Committee has reduced pay for the CEO to recognize the loss in stockholder value and challenging industry conditions between 2017 and 2019 (and realized pay for the CEO was meaningfully lower than reported pay and target pay for the 2017-2019 period). Over this period of time, reported pay decreased by 38%. Further reductions in target pay have been made for 2020 in light of expectations of substantially lower projected revenues and cash flow.

(1) Reported pay reflects compensation as disclosed in the summary compensation table.

Over the past three years, the CEO’s realized pay was also lower than both reported pay and his target pay, which highlights how our compensation program is aligned with stockholders and demonstrates the rigor of our goal-setting process. Over this period of time, realized pay was 30% lower than reported pay and 12% lower than target pay.

(1)    Average reported pay reflects compensation as disclosed in the summary compensation table

(2)    Average target pay includes the base salary rate in place at the end of each year, target bonus opportunity for each year, grant date value of long-term incentives granted each year, and all other compensation as reported in the summary compensation table

(3)    Average realized pay includes the actual base salary paid each year, actual bonus paid each year, market value of performance units and restricted stock / restricted stock units that vested each year, value realized from stock options exercised each year, and all other compensation as reported in the summary compensation table

Significant Reductions in Executive Compensation for 2020

The falling oil demand in light of the COVID-19 pandemic and the failure of OPEC and Russia to reach agreement on production reductions have had a significantly negative impact on the price of crude oil and Patterson-UTI’s stock price.  During the first quarter of 2020, the price of crude oil declined more than 60% and Patterson-UTI’s stock price declined more than 75%.  Oil and gas activity in the markets in which we operate rapidly declined at the end of the first quarter of 2020, and we expect that Patterson-UTI’s activity level will be significantly reduced compared to 2019.  Accordingly, we took decisive action to significantly reduce 2020 executive compensation.  We:

•	Reduced the 2020 annual cash bonus plan payout by setting the maximum payout at 50% of the 2019 target for Messrs. Hendricks, Smith and Berns and 60% of the 2019 target for Mr. Wexler;
•

Used the following metrics for the 2020 annual cash bonus plan that were specifically designed to drive performance in 2020 in light of the current market challenges: (i) a targeted Adjusted EBITDA that would result in a company-wide positive cash flow number, (ii) safety performance, (iii) targeted operating cash flow from our drilling business and (iv) a 60% overall reduction in capital expenditures;

•	Reduced the target LTI value for the 2020 grants by approximately 75% relative to 2019 target LTI value in recognition of the significant decline in our stock price; and
•

Added a performance condition to the 2020 performance units that requires Patterson-UTI’s total stockholder return to be equal to or greater than the total return of the S&P 500 index during the three-year performance period in addition to a relative performance test against our peer group.

Mr. Siegel will not be eligible for any 2020 or future bonuses or new grants of incentive compensation as a result of his decision to step down from his Executive Chair position at the Meeting.

Good Governance and Compensation Practices Aligned with Stockholders

We are mindful of the positive impact that strong corporate governance can have on maintaining an executive compensation program that is aligned with the interest of our stockholders. In designing the current executive compensation program, we sought to incorporate best practices for compensation governance, including those summarized below.

What We Do	What We Don’t Do

☑  Disclose specific metrics that make up our cash bonus program

☑  50% or more of compensation in the form of long-term incentives

☑  More than 50% of long-term incentives (by target value) are performance-based

☑  Variable compensation based upon absolute performance and performance versus peers

☑  Claw-back provisions that apply to our all of our executive officers

☑  Share ownership requirements for our executive officers and directors

☑  Anti-pledging policy for our executive officers and directors

☑  Anti-hedging policy for our executive officers and directors

☑  Use of advice from independent compensation consultant and feedback from stockholders

☑  Hold an annual Say-on-Pay vote

☒  No re-pricing of options

☒  No single trigger change-of-control severance arrangements

☒  No dividends or dividend equivalents on unearned performance units

☒  No new agreements with tax gross-ups and none entered into in more than ten years

☒  No material perquisites to NEOs that are not widely available to our other employees

What Guides Our Program

Our overriding philosophy for the compensation of our key executives is to link their compensation with Patterson-UTI’s operational and market performance and to establish incentives that reward them for their achievement of both short-term tactical and long-term strategic objectives. In doing so, we seek to offer competitive compensation designed to attract and retain highly qualified individuals and to motivate and reward our executives in achieving Patterson-UTI’s goals. Specifically, the 2019 program was designed to reinforce the following goals:

Patterson-UTI Goals	How Goal Was Reinforced in Our 2019 Compensation Program
Provide quality services for our customers in a safe and efficient manner	• Our 2019 annual cash bonus incentive plan included “safety performance” as a distinct metric • Our financial performance metrics required quality operational performance
Generate strong financial performance and returns for our stockholders

•    The majority of executive compensation was delivered in the form of variable, at-risk compensation (as referenced in the charts below)

•    The majority of the payout under our 2019 annual cash bonus incentive plan was based on financial performance metrics (90%)

•    Our 2019 annual cash bonus incentive plan rewarded executives for cash flow generation through the use of Adjusted EBITDA, Pressure Pumping Operating Cash Flow and Consolidated Operating Cash Flow as performance metrics

•    Our long-term incentive plan incentivizes the creation of stockholder value on both an absolute and relative basis through the grant of equity compensation and the use of absolute and relative TSR performance goals under our performance units

Attract and retain highly qualified individuals, with a strong emphasis on teams working together to capitalize on opportunities and solve problems

•    We benchmarked our executive pay programs against broader oilfield services companies

•    We did not target a specific market percentile for executive compensation.  Instead, executive compensation was set based on a holistic review of several factors, including market pay levels, individual performance and qualifications, and executive tenure

•    Our annual and long-term incentive programs generally reward company-wide results rather than performance against individual objectives

•    The majority of our executives’ compensation was delivered in the form of long-term incentives that vest over a multi-year period to aid in retention of executives

For 2019, target total direct compensation for our NEOs was most heavily weighted toward long-term incentives, as shown below.

2019 TARGET TOTAL DIRECT COMPENSATION

In 2019 and going forward the Compensation Committee intends to provide more than 50% of long-term incentive compensation in the form of grants that have performance criteria in addition to time vesting.

Process for Determination of Executive Compensation

Role of the Compensation Committee

The Board of Directors has delegated the management of Patterson-UTI’s executive compensation program to the Compensation Committee. The Compensation Committee meets on a regular basis to consider compensation matters and to review how Patterson-UTI’s plans and policies work in practice. Each of the Compensation Committee’s current members is an independent director as defined by the Nasdaq listing standards.

Compensation determinations and equity awards have been conducted through a process that solicits the input from management through our Executive Chairman and our CEO, as well as from outside compensation consultants retained by the Compensation Committee. In addition to the recommendations of management and consultants, the Compensation Committee considers feedback from Patterson-UTI’s stockholders, guidelines of proxy advisory firms, reported trends in compensation, internal budgets, historical data for the Company and its peers, strategic planning updates and other information that it considers relevant.

Executive Chairman and CEO

Our Executive Chairman and our CEO have historically provided the Compensation Committee with reviews of the performance of other executive officers and senior managers, including the other NEOs. The Compensation Committee also has historically engaged our Executive Chairman and CEO in an annual dialogue with our Committee Chairman and our Lead Director on our compensation program and seeks their input on and review of proposals for long-term incentive grants. This process results in a recommendation that is considered by our Compensation Committee as a whole. Subsequent to the Meeting, we will no longer have an Executive Chairman, and our Lead Director will become non-executive Chairman of the Board.

Independent, Outside Compensation Consultants

Our Compensation Committee regularly utilizes outside compensation consultants to help assess and design our executive compensation program. These consultants are paid on either a basic, fixed-fee structure plus expenses or an hourly rate structure plus expenses. These outside consultants provide data and advice on historical compensation and stockholder returns, market trends and peer compensation practices. The Compensation Committee has retained Frederick W. Cook & Co., Inc. (“FW Cook”) as its consultant and advisor for executive compensation matters since 2018.  The Compensation Committee engaged FW Cook in 2018 to assist in responsiveness to stockholder concerns, including engagement efforts with stockholders and formulating revisions to the Company’s executive compensation practices.

Our Compensation Committee regularly reviews the services provided by its outside consultants and has determined that the engagement of FW Cook does not raise any conflicts of interest. The Compensation Committee receives a confirmation certification of independence from its consultants annually.

In 2019, FW Cook provided the Compensation Committee with information on the compensation practices of our peer group and other oilfield service companies and on the reasonableness of our program as compared to the compensation practices of our peer group. In so doing, FW Cook provided the Compensation Committee with information on each element of total direct compensation for our executive officers as well as a comparison of each such element of compensation against our peers and the broader oilfield services market. FW Cook also provided the Compensation Committee with information on the cost and potential dilution to our stockholders of our equity-based incentives and compared our equity usage to that of our peer group.

Peer Group

The Company’s 2019 peer group consisted of the following 18 companies within the broader oilfield services industry.

2019 Peer Group
Basic Energy Services Diamond Offshore Drilling Ensco Forum Energy Technologies Halliburton Helmerich & Payne	Nabors National Oilwell Varco Noble Corporation Oceaneering International Oil States International Precision Drilling	Rowan Companies Superior Energy Services TechnipFMC Transocean Unit Corporation Weatherford International

This peer group was used by the Company and Compensation Committee to benchmark executive pay levels and to measure relative TSR performance for purposes of determining achievement under the Company’s performance units.

One of the challenges with developing a robust peer group for benchmarking executive compensation is that there are few companies in the broader oilfield services industry that are comparably sized to the Company. The Company is larger than most “mid-sized” oilfield services companies but not nearly as large as the “large-cap” oilfield services companies. In order to develop a robust group to benchmark executive compensation, the Company includes peers that are smaller (and which do not fully reflect the scale and complexity of the Company) and peers that are in some cases much larger than the Company.

In 2020, the Compensation Committee reviewed the Company’s peer group used for executive benchmarking with the assistance of FW Cook. Following its review, the Compensation Committee removed seven peer companies and added nine peer companies. The new peer group consists of 20 companies within the oilfield services industry and oil and gas exploration and production industry. When developing the new peer group, the Committee considered the Company’s positioning versus peers on key metrics (Revenue, EBITDA, Total Assets, Market Capitalization, and Total Enterprise Value), the robustness of the peer group, and the business characteristics of each peer.

2020 Peer Group
Apergy Archrock Cimarex Energy Diamond Offshore Drilling EQT Helmerich & Payne Liberty Oilfield Services	Nabors National Oilwell Varco NexTier Oilfield Solutions Noble Corporation Oceaneering International Oil States International PDC Energy	Precision Drilling Range Resources TechnipFMC Transocean Valaris WPX Energy

Components of 2019 Compensation

Base Salary

In 2019, we held base salaries flat for most of the NEOs. In November 2018, Mr. Siegel voluntarily requested that his base salary be reduced by 50% (from $800,000 to $400,000).

2019 ANNUAL SALARIES

William Andrew Hendricks, Jr.	$1,000,000
C. Andrew Smith	$450,000
Mark S. Siegel	$400,000
Kenneth N. Berns	$450,000
Seth D. Wexler	$475,000

Annual Incentive Compensation

In 2019, the Committee adopted an annual cash bonus program that relied upon multiple, pre-established objectives for determining bonus compensation. The bonus plan set a target opportunity for each executive’s annual cash bonus as a percent of salary, with payout contingent upon meeting Patterson-UTI’s financial goals and other KPIs. The Compensation Committee considered the average range of performance and payouts, and the Committee believes – based on advice from its compensation consultant – that Patterson-UTI’s range was consistent with typical, general industry practice.

The 2019 bonus metrics, along with the definition of each metric and the corresponding rationale, are provided in the table below.

2019 ANNUAL CASH INCENTIVE METRICS
Metric (Weighting)	Description	Rationale
Adjusted EBITDA (70%)

Adjusted EBITDA is defined as net income (loss) plus net interest expense, income tax expense (benefit) and depreciation, depletion, amortization and impairment expense (including impairment of goodwill).

Targeted Adjusted EBITDA for 2019 was set at $685 million, which was 14% lower than actual Adjusted EBITDA for 2018. We believe that the 2019 goal was rigorous despite being set below our 2018 actual results and was indicative of the challenging industry environment. As highlighted below, our actual 2019 Adjusted EBITDA came in below target, which we believe further highlights the rigor of the goal established.

We use Adjusted EBITDA because we believe that this metric establishes a clear and consistent link between bonus compensation and our company’s financial performance.  Additionally, Adjusted EBITDA is a significant consideration used by analysts in evaluating the Company and is therefore, we believe, a key driver of the Company’s stock price.

Safety Performance (10%)	Holistic evaluation of factors including improvement in incident rates, regulatory compliance, auditing and training.

The safety of our employees and others is our highest priority. We believe there is no job worth performing if it can’t be performed safely.  The ability to provide quality services in a safe and efficient manner is also critical to being able to meet our financial goals.

Pressure Pumping Operating Cash Flow (10%)

Generating positive operating cash flow in pressure pumping segment (where operating cash flow is defined as Adjusted EBITDA less cash capital expenditures).

This was a new metric in 2019, and the target was $20 million.

Focus on cash flow generation furthers our goal of having a pressure pumping business that is self-sustaining and can weather the ebbs and flows of the commodity and business cycle.
Consolidated Operating Cash Flow (10%)

Generating positive consolidated operating cash flow (where operating cash flow is defined as Adjusted EBITDA less cash capital expenditures).

Targeted consolidated operating cash flow for 2019 was set at $125 million. The 2019 target was 25% higher than the 2018 target and 24% lower than the actual 2018 result. We believe that the 2019 target was rigorous and was indicative of the challenging industry environment.

Focus on cash flow generation furthers our goal of having a business model that is self-sustaining, can weather the ebbs and flows of the commodity and business cycle, and allows for return of capital to stockholders.

The overall annual cash bonus plan for 2019 was subject to the requirement that for each metric, a minimum level of the target for such metric was achieved for the year. Once the relevant minimum requirement was met, the annual cash bonus opportunity attributable to each metric was determined based on a measurement of actual performance relative to target performance, with a 50% payout for threshold achievement, 100% payout for achievement of 100% of target and 200% maximum payout for maximum achievement; provided, that the threshold, target and maximum achievement levels and actual performance for the safety metric were determined as set forth below. Linear interpolation was used to calculate payout for performance between achievement levels.

Safety Performance comprised ten percent (10%) of the annual cash bonus opportunity and achievement was based on a holistic evaluation of multiple factors described in footnote 2 of the “2019 Annual Incentive Metrics and Percentage Payout Calculations” table below, with actual achievement subject to the discretion of the Compensation Committee.

The overall payout under the annual cash bonus plan for our NEOs was calculated as follows:

2019 ANNUAL INCENTIVE METRICS AND PERCENTAGE PAYOUT CALCULATIONS
Metrics	Weighting	Threshold Achievement	Target Achievement	Maximum Achievement	Actual Achievement	Payout
Adjusted EBITDA (1)	70%	$514 million	$685 million	$856 million	$588 million	50.1%
Safety Performance	10%	(2)				15.0%
Pressure Pumping Operating Cash Flow (3)	10%	$10 million	$20 million	$30 million	$25 million	15.0%
Operating Cash Flow (1) (4)	10%	$88 million	$125 million	$156 million	$240 million	20.0%
Total	100%					100.1%

(1)

In determining actual performance for the financial metrics, the Committee excluded certain extraordinary charges.  Specifically, in calculating performance for Adjusted EBITDA and Consolidated Operating Cash Flow, the Committee excluded the impacts of (A) a $14.6 million charge associated with the winddown of the Warrior Rig Technologies business in Canada (the “Warrior Adjustment”) and (B) a $12.7 million charge to reduce the carrying value of a deposit for future sand purchases (the “Sand Deposit Adjustment”).  The Committee believed these adjustments were appropriate and because in the case of the Warrior Adjustment, the charge related to a strategic decision made outside of the ordinary planning and budgeting process, and in the case of the Sand Deposit Adjustment, the charge related to a legacy sand deposit that was required at a time when sand was in short supply. Given the change in the market for sand in 2019, the deposit was adjusted due to an increase in market supply of sand and a reduction in market sand pricing below the contractual deposit pricing.

(2)	The Committee determined that the NEOs met 150% achievement for this metric based on:
●	the overall total recordable incident rate decreasing for 2019 by 14% compared to 2018;
●	the 2019 drilling operations continuing to have a total recordable incident rate below the land drilling industry average;
●	the 2019 pressure pumping operations’ total recordable incident rate decreasing by over 35% compared to 2018;
●	the overall motor vehicle incident rate decreasing for 2019 compared to 2018;
●	the actions taken to reduce the number of high potential incidents and near misses;
●	the reduction in the number of incidents with an environmental impact;
●	the improved operational audit and follow-up process; and
●	the improvement in training, including the development of new training and training of more people in the drilling and pressure pumping businesses.
(3)

In determining actual performance for this metric, the Committee calculated achievement as follows: $131.3 million of 2019 pressure pumping segment Adjusted EBITDA, minus $105.8 million of 2019 pressure pumping cash capital expenditures.

(4)

In determining actual performance for this metric, the Committee calculated achievement as follows: $560.5 million of 2019 Adjusted EBITDA, minus $347.6 million of 2019 cash capital expenditures, as adjusted as described in footnote 1.

The payout percentage under the relevant bonus programs was applied to each executive’s bonus target as follows to determine their actual 2019 cash bonus payment:

2019 ANNUAL INCENTIVE CASH PAYOUTS
NEO	Bonus Target	Bonus Payout (as a % of Target)	Actual Bonus
William Andrew Hendricks, Jr.	$1,250,000	100.1%	$1,251,300
C. Andrew Smith	$562,500	100.1%	$563,100
Mark S. Siegel	$500,000	100.1%	$500,500
Kenneth N. Berns	$562,500	100.1%	$563,100
Seth D. Wexler	$380,000	100.1%	$380,400

Long-term Incentive Compensation

We have historically delivered the majority of total NEO compensation in the form of equity-based awards. This emphasis on equity-based compensation was intended to enhance alignment between our executives and our stockholders. We plan to retain this emphasis going forward, and we believe that by tying a large portion of compensation to equity we ensure that our NEOs can only fully realize the potential value of their compensation if our stockholders also benefit. As described below, all of the long-term equity incentive awards granted in 2019 vest over a three-year period.  The Committee intends in future years to continue to provide more than 50% of long-term incentive compensation in the form of grants that have performance criteria in addition to time vesting.

2019 Long- Term Incentive Award Type	2019 Design	Alignment with Philosophy
Restricted Stock Units (49% of LTI Mix)	• Time-vested units that are settled in shares of stock • 1/3 of each award vests after one year • 1/36 of each award vests monthly thereafter (1)	• Value dependent upon stock price performance • Enhances retention of executive talent • Encourages long-term share ownership
Performance Units (51% of LTI Mix)

•   Performance-vested units

•   Number of units earned depends upon stock price performance relative to our peers over a full three-year period

•   No shares are earned for performance below the 25th percentile

•   Target shares are not earned unless performance is at the 55th percentile (this was increased in 2019 from the 50th percentile)

•   Maximum shares are not earned unless performance is at the 75th percentile or above

•   Capped payout at “target” amount if absolute TSR during the performance period is not positive (this was a new feature for 2019)

• Performance-contingent • Number of shares dependent upon performance relative to peers and absolute performance • Value of shares dependent upon stock price
(1)	For Mr. Wexler, one-third of each award vests in annual installments over a three-year period.

2019 Annual Equity-Based Compensation

The Compensation Committee established the following long-term incentive targets for our executives in 2019. The 2019 targets represented a 18.6% reduction from the 2018 targets on average for the executives. In determining the 2019 LTI grants, the Compensation Committee considered Patterson-UTI’s 2018 financial results and comparative total stockholder return performance over the one-, two- and three-year periods ended March 31, 2019. The target value of the grants was determined with the assistance of the Company’s compensation consultant and was set at levels that if target performance is achieved over the performance period, the total target compensation would be at the 75th percentile of the peer group. One executive, Mr. Smith, was given an increase in light of his strong performance as CFO, relative positioning versus other CFOs within the peer group, and internal pay equity compared to other executives at the Company.

Long-Term Incentive Grants
NEO	2018 Target	2019 Target	% Change
William Andrew Hendricks, Jr.	$7,000,000	$5,750,000	-17.9%
C. Andrew Smith	$1,500,000	$1,700,000	13.3%
Mark S. Siegel	$5,600,000	$2,250,000	-59.8%
Kenneth N. Berns	$2,600,000	$2,150,000	-17.3%
Seth D. Wexler	$1,350,000	$1,200,000	-11.1%

Payout in 2019 of 2016 Performance Unit Awards

For the three-year performance period that ended on March 31, 2019, Patterson-UTI’s total stockholder return, or TSR, was -6.9%. This performance was at the 78th percentile relative to our peers. Because the Company’s total stockholder return for this performance period was negative, however, pursuant to the terms of the 2016 performance units, recipients were entitled to receive only 50% of the number of shares they would have received had the Company’s total stockholder return been positive.  Based on this performance, the 2016 performance units paid out at 100% of the target level.

2016 Performance Unit Awards
(Performance Period Ended in 2019)
	Units Granted		Units Earned
	#	Grant Value	#	Value at Vesting
William Andrew Hendricks, Jr.	69,100	$1,439,353	69,100	$1,093,853
C. Andrew Smith	—	$—	—	$—
Mark S. Siegel	33,100	$689,473	33,100	$523,973
Kenneth N. Berns	41,400	$862,362	41,400	$655,362
Seth D. Wexler	—	$—	—	$—

TSR calculations for Patterson-UTI and our peers were measured based on the change in the value of the relevant stock from the first trading day of the performance period to the last trading day of the performance period, in each case measured using the average closing price of the relevant stock for the 20 trading day period ending on such trading day, with dividends reinvested.

Retirement Plans

Patterson-UTI offers a 401(k) plan to its employees, including its NEOs. Participants may contribute a portion of their base salary to the 401(k) plan, subject to federal limits. Patterson-UTI makes matching contributions up to four percent of each participant’s eligible base salary. The NEOs of Patterson-UTI are eligible to participate in the 401(k) plan on the same basis as other employees. Patterson-UTI does not have any other retirement plan. The Committee believes that benefits to executives should generally be aligned with those provided for other employees, and thus we generally do not provide retirement plans beyond a 401(k) plan for our executives.

Other Executive Compensation Matters

Share Ownership Guidelines and Stock Holding Requirements

We have had significant share ownership requirements in place for more than 15 years.  Our share ownership guidelines are applicable to all Section 16 officers and directors of Patterson-UTI. The guidelines require our Chief Executive Officer to own a number of shares of our common stock having a value at least equal to five times his or her base salary, and require our other Section 16 officers to own a number of shares of our common stock having a value at least equal to two times his or her base salary. The guidelines also require our non-executive directors to own a number of shares of our common stock having a value at least equal to five times his or her annual base cash retainer.

Each Section 16 officer or non-executive Director has five years from the date of appointment or election to their position to satisfy the ownership guidelines.

Share Ownership Guidelines
President and Chief Executive Officer	Number of shares equal to 5 times base salary
Other Section 16 Officers	Number of shares equal to 2 times base salary
Outside Directors	Number of shares equal to 5 times annual base cash retainer

Each Section 16 officer and director is required to maintain ownership of the net after-tax shares of Common Stock pursuant to any equity-based awards received from Patterson-UTI, unless such person has met his or her individual ownership requirement.

Each person subject to this policy was in compliance with these guidelines as of the date of this proxy statement.

Clawback Policy

As provided for in Patterson-UTI’s Corporate Governance Guidelines and set forth in written agreements with its executive officers, Patterson-UTI has implemented a clawback policy that allows for the recovery of bonus, severance or incentive based compensation from an executive officer in the event the Board of Directors learns that any misconduct by such executive officer contributed to Patterson-UTI having to restate all or a portion of its financial statements. The Board will take such action as it deems necessary to remedy the misconduct, prevent its recurrence, and if it deems appropriate based on the relevant facts and circumstances, take remedial action against such executive officer, which may include requiring the reimbursement of any bonus or incentive compensation awarded to such executive officer or effecting the cancellation of stock awards previously granted to such executive officer if: (i) the amount of the bonus, incentive compensation or stock award was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, (ii) such executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement, and (iii) the amount of the bonus, incentive compensation or stock award that would have been awarded to such executive officer had the financial results been properly reported would have been lower than the amount actually awarded.

In addition to a stand-alone policy, Patterson-UTI’s 2005 Long-Term Incentive Plan and the Amended and Restated 2014 Long-Term Incentive Plan provide that if Patterson-UTI is required to prepare an accounting restatement due to the material noncompliance of Patterson-UTI, as a result of misconduct, with any financial reporting requirement under the securities laws, or if the participant is one of the persons subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the participant shall reimburse Patterson-UTI that amount of any payment in settlement of an award earned or accrued during the twelve-month period following the first public issuance or filing with the SEC (whichever just occurred) of the financial document embodying such financial statement requirement.

Anti-Hedging Policy

Patterson-UTI has an anti-hedging policy for directors and executive officers. Our directors and executive officers and their respective spouses and minor children are prohibited from engaging in hedging or monetization transactions, including but not limited to prepaid variable forward contracts, equity swaps, collars, exchange funds, purchasing, selling or writing options or transacting in other third-party derivative securities that primarily involve or reference Patterson-UTI equity securities.

Anti-Pledging Policy

Patterson-UTI has an anti-pledging policy. Our directors and executive officers may not engage in transactions in which Patterson-UTI securities are used as collateral for any loan, including, but not limited to, “margin loans” in a brokerage account.

Perquisites and Personal Benefits

The Compensation Committee believes that benefits to executives should generally be aligned with those provided for other employees. No Named Executive Officer received perquisites totaling more than $10,000.

Evaluation of Compensation Risk

We have considered the potential risks associated with the design of our compensation program for employees. With regard to our executive compensation program in particular, we do not believe that our program creates unreasonable risks for the following reasons:

•	The emphasis on long-term equity based awards and the required vesting periods help minimize the potential for excessive risk taking and actions aimed at short-term stock gains;
•	Our use of different types of equity grants helps offset these risks;
•	We have meaningful share ownership guidelines;
•	We maintain an anti-hedging policy;
•	We maintain a clawback policy that applies to all of our executive officers for both cash and equity incentives; and
•	Four of the NEOs have been with Patterson-UTI for more than eight years and have an established track record of focus on managing Patterson-UTI for long-term success.

Our Board has also considered in its risk assessment of our compensation program its view that our management is highly ethical and focused on creating true long-term value for stockholders and not focused on just short-term gains. The Board, primarily through its Compensation Committee and Audit Committee, monitors and considers risks associated with Patterson-UTI’s compensation plans on a regular basis.

Employment-Related Agreements and Other Matters

Change in Control, Severance and Employment Agreements

Change in Control Agreements and Tax Gross-Up Payments. Patterson-UTI has entered into change-in-control agreements with Messrs. Siegel and Berns and employment agreements with Messrs. Wexler, Hendricks and Smith that contain change-in-control provisions, as further described in “Employment-Related Agreements” below. Patterson-UTI believes that such agreements may under certain circumstances protect Patterson-UTI’s interest by discouraging the NEOs from leaving employment out of concern for the security of their jobs or from otherwise being unable to concentrate on their work. We believe that the change in control agreements may also help Patterson-UTI attract and retain new key employees by reducing the personal uncertainty and anxiety that arises from the possibility of a future business combination. Any future change in control or severance agreements will be approved subject to the circumstances existing at the time.

As was customary when the change in control agreements with Messrs. Siegel and Berns were entered into more than ten years ago, each change-in-control agreement provides the executive with a full gross-up payment for any excise taxes imposed on payments and benefits received under the change-in-control agreement or otherwise, including other taxes that may be imposed as a result of the gross-up payment. As indicated above, the Compensation Committee subsequently adopted a policy, more than five years ago, to no longer approve tax gross-ups in connection with compensation arrangements, and the employment agreements entered into with Mr. Hendricks in 2016 and Messrs. Wexler and Smith in 2017, which are described below, do not include a tax gross-up provision.

Severance Agreements. In order to address prior severance agreements between UTI Energy Corp. and each of Messrs. Siegel and Berns, Patterson-UTI has entered into written letter agreements with each of these executives pursuant to which Patterson-UTI has agreed to pay each such person within ten days of the termination of his employment with Patterson-UTI for any reason (including voluntary termination by him), an amount in cash equal to his annual base salary at the time of such termination. Any payment made by Patterson-UTI pursuant to these letter agreements will reduce dollar for dollar any payment owed to such person, if any, pursuant to the change-in-control agreements referenced above.

Employment Agreements. Patterson-UTI entered into an employment agreement with Mr. Hendricks in August 2016, with Mr. Wexler in January 2017 and with Mr. Smith in September 2017. Each employment agreement generally has an initial three-year term, subject to automatic annual renewal thereafter. The employment agreement with Mr. Hendricks provides for an annualized salary of 600,000 per year, subject to any increases that may be granted in the future (his annualized salary was increased to $1,000,000 per year in May 2017), the employment agreement with Mr. Wexler provides for an annualized salary of $440,000, subject to any increases that may be granted in the future (his annualized salary was increased to $475,000 per year in April 2018), and the employment agreement with Mr. Smith provides for an annualized salary of $450,000, subject to any increases that may be granted in the future. Under specified circumstances, Patterson-UTI may terminate the executive’s employment under his employment agreement for cause (as defined in the employment agreement). The employment agreement also provides for, among other things, severance payments and the continuation of certain benefits following termination by Patterson-UTI of the executive other than for cause, or termination by the executive for good reason (as defined in the employment agreement). As discussed above and in more detail below, the employment agreements contain change in control provisions.

We believe the change-in-control agreements, severance agreements and the employment agreements are important components of our overall executive compensation program. The employment agreements currently in effect set forth the manner by which the employment relationship may be extended or terminated, the compensation and benefits that we provide during the term of employment and the obligations each party has in the event of termination of the executive officer’s employment. We believe that severance protections, particularly in the context of a change-in-control transaction, play a critical role in attracting and retaining key executive officers. Providing this type of protection is common in the oilfield services industry. In addition, these benefits serve our interests by promoting a continuity of management and aligning management’s interests with those of our stockholders in the context of an actual or threatened change in control transaction.

In connection with Mr. Siegel’s desire to not stand for re-election to the Board of Directors and to step down from his position of Executive Chairman at the Meeting, and consistent with Patterson-UTI’s historical retirement practices for top executives, including former Chief Executive Officers, Patterson-UTI entered into an employment agreement with Mr. Siegel in April 2020. Pursuant to the employment agreement, effective at the time of the Meeting, Mr. Siegel will become a part-time employee, providing transition support services and advice and assistance on strategic and other specified operational and financial market matters as requested by the Chief Executive Officer or the Chairman of the Board.  Mr. Siegel will receive a salary of $400,000 per year, and he will not be eligible for any 2020 or future bonuses or new grants of incentive compensation. Mr. Siegel’s pre-existing change of control agreement and severance agreement described above will terminate effective at the time of the Meeting, and, subject to Mr. Siegel’s execution of a customary release, Patterson-UTI will pay Mr. Siegel a lump sum payment of $400,000 (the amount that Mr. Siegel would have been due upon any termination of employment pursuant to his pre-existing severance agreement) to discharge Patterson-UTI’s obligations under the pre-existing severance agreement.

Mr. Siegel’s employment agreement runs for a five-year term expiring on June 4, 2025. This term was set in consideration of Mr. Siegel’s 25 years of experience with Patterson-UTI and in the oil and gas industry more generally and a desire to secure his advisory services for this full five-year period, particularly in light of the Company entering into a period of what appears to be extended, volatile and adverse market conditions. On the conclusion of the term, Mr. Siegel’s employment will automatically terminate. If Mr. Siegel resigns for any reason or is terminated by Patterson-UTI for “Cause” (as defined in the employment agreement) or as a result of death or disability prior to expiration of the term, he will not be entitled to any payments under the employment agreement other than (i) any unpaid base salary through the date of termination and (ii) any vested benefits he has pursuant to the terms of any employee benefit plans.

Mr. Siegel is required to execute a customary release in connection with his employment agreement.  The employment agreement also contains certain confidentiality covenants prohibiting Mr. Siegel from, among other things, disclosing confidential information. The employment agreement also contains non-competition and non-solicitation restrictions, pursuant to which Mr. Siegel will not be permitted to compete with Patterson-UTI or solicit Patterson-UTI employees for the term of the employment agreement.

Please see “Employment-Related Agreements” elsewhere in the proxy statement for further description of the change-in-control agreements, severance agreements and employment agreements.

Section 162(m) Considerations

We consider the impact of accounting and tax treatment when designing all aspects of compensation, but the primary driver of program design is the support of business objectives. In that regard, we review and consider the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which limits the tax deductibility by a corporation of compensation in excess of $1 million paid to each covered employee. As a result of a change in the law effective commencing with the 2018 tax year, covered employees for this purpose generally include any individual who serves as chief executive officer, chief financial officer or one of the other three most highly compensated executive officers for that year, as well as any individual who was a covered employee for 2017 or any later calendar year.  In addition, there is no longer any performance-based compensation exception to this limitation as was the case under prior law.  However, some outstanding awards may be eligible for transition rules in effect for binding contracts in effect on November 2, 2017, which should continue to allow these awards to maintain their exemption from the $1 million annual deduction limitation for so long as such grants are not materially modified. The Compensation Committee views the tax deductibility of executive compensation as one factor to be considered in the context of its overall compensation philosophy, but it will continue to retain discretion to pay compensation that is subject to the $1 million deductibility limit.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based upon such review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Terry H. Hunt, Chairman

Tiffany (TJ) Thom Cepak

Michael W. Conlon

Curtis W. Huff

EXECUTIVE COMPENSATION

The following table sets forth information concerning compensation for the fiscal year ended December 31, 2019 with respect to the principal executive officer, the principal financial officer and the other Named Executive Officers of Patterson-UTI:

Summary Compensation Table

Name and Principal Position(s)	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)		Non-equity Incentive plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
William Andrew Hendricks, Jr.	2019	1,000,000	—	6,582,856	(5)	1,251,300	11,200	8,845,356
President & Chief	2018	1,000,000	—	7,653,924		1,100,000	11,000	9,764,924
Executive Officer	2017	853,846	2,250,000	8,951,693		2,187,500	10,800	14,253,839
C. Andrew Smith	2019	450,000	200,000	1,946,742	(6)	563,100	11,200	3,171,042
Executive Vice President &	2018	450,000	200,000	1,640,644		495,000	11,000	2,796,644
Chief Financial Officer	2017	122,885	250,000	1,599,989		984,375	4,154	2,961,403
Mark S. Siegel	2019	400,000	—	2,575,693	(7)	500,500	—	3,476,193
Chairman of the Board	2018	752,308	—	6,122,624		440,000	—	7,314,932
	2017	635,577	2,550,000	7,882,637		1,750,000	—	12,818,214
Kenneth N. Berns	2019	450,000	—	2,463,147	(8)	563,100	—	3,476,247
Executive Vice President &	2018	450,000	—	2,843,300		495,000	—	3,788,300
Chief Commercial Officer	2017	382,404	850,000	3,758,848		984,375	—	5,975,627
Seth D. Wexler	2019	475,000	—	1,374,064	(9)	380,400	11,200	2,240,664
Senior Vice President, General	2018	464,164	—	1,475,340		334,400	11,000	2,284,904
Counsel & Secretary	2017	440,000	500,000	1,621,422		539,000	10,800	3,111,222

(1)

Bonuses include amounts awarded in respect of the merger with Seventy Seven Energy pursuant to a one-time pool, except in the case of Mr. Smith, whose bonuses include fixed amounts awarded pursuant to his employment agreement as a condition to his commencement of employment with the Company.

(2)

Amounts include the fair value of awards at the date of grant as determined in accordance with FASB ASC Topic 718 with respect to restricted stock or restricted stock units awarded to the Named Executive Officer in the fiscal years ended December 31, 2019, 2018 and 2017, with respect to performance units awarded to the Named Executive Officer in the fiscal years ended December 31, 2019 and 2018, and with respect to performance units awarded to Messrs. Hendricks, Siegel and Berns in the fiscal year ended December 31, 2017. Performance conditions for all awards of restricted stock and restricted stock units had been satisfied as of December 31, 2019. For additional information related to the assumptions used and valuation of restricted stock, restricted stock units and performance units, see Note 11 to the consolidated financial statements in Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019. As described in the 10-K, the fair value of performance unit awards was determined based on a Monte-Carlo simulation model, which is consistent with the valuation used by Patterson-UTI for the recognition of compensation expense under FASB ASC Topic 718. The Monte-Carlo simulation model takes into account expected price movement of Patterson-UTI stock as compared to peer companies. As a result of Patterson-UTI’s pre-grant 2019 TSR performance relative to peer companies, the Monte-Carlo simulation model assigned a higher value to each 2019 performance unit award than the closing price of Patterson-UTI’s stock on the grant date. Therefore, the value reflected in the 2019 Summary Compensation Table does not reflect the target value shown in the 2019 Annual Equity-Based Compensation section of the Compensation Discussion and Analysis in this proxy statement.

(3)	Amounts represent annual cash bonuses earned for the fiscal years ended December 31, 2019, 2018 and 2017.
(4)	Amounts reflect contributions to a 401(k) plan by Patterson-UTI.
(5)

Amount includes $2,817,740 related to an annual award of restricted stock units and $3,765,116 related to an award of performance units during 2019. Assuming maximum performance, the value of the performance unit award would be $5,863,432 (calculated using the closing price of Patterson-UTI’s stock on the grant date and assuming maximum payout of two times the target number of shares).

(6)

Amount includes $832,658 related to an annual award of restricted stock units and $1,114,804 related to an award of performance units during 2019. Assuming maximum performance, the value of the performance unit award would be $1,734,968 (calculated using the closing price of Patterson-UTI’s stock on the grant date and assuming maximum payout of two times the target number of shares).

(7)

Amount includes $1,101,768 related to an annual award of restricted stock units and $1,473,925 related to an award of performance units during 2019. Assuming maximum performance, the value of the performance unit award would be $2,295,350 (calculated using the closing price of Patterson-UTI’s stock on the grant date and assuming maximum payout of two times the target number of shares).

(8)

Amount includes $1,054,278 related to an annual award of restricted stock units and $1,408,869 related to an award of performance units during 2019. Assuming maximum performance, the value of the performance unit award would be $2,194,038 (calculated using the closing price of Patterson-UTI’s stock on the grant date and assuming maximum payout of two times the target number of shares).

(9)

Amount includes $587,293 related to an annual award of restricted stock units and $786,771 related to an award of performance units during 2019. Assuming maximum performance, the value of the performance unit award would be $1,225,242 (calculated using the closing price of Patterson-UTI’s stock on the grant date and assuming maximum payout of two times the target number of shares).

The following table sets forth information concerning grants of plan-based awards during the fiscal year ended December 31, 2019 to the Named Executive Officers:

Grants of Plan-Based Awards

			Estimated Future Payouts under Non-equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	Grant Date Fair Value of Stock and
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or Units	Option Awards
Name	Date		($)	($)	($)	(#)	(#)	(#)	(#)	($)(4)
William Andrew Hendricks, Jr	4/23/19	(1)	$625,000	$1,250,000	$2,500,000	—	—	—	—	$—
	4/23/19	(2)	—	—	—	92,600	185,200	370,400	—	$3,765,116
	4/23/19	(3)	—	—	—	—	—	—	178,000	$2,817,740
C. Andrew Smith	4/23/19	(1)	$281,250	$562,500	$1,125,000	—	—	—	—	$—
	4/23/19	(2)	—	—	—	27,400	54,800	109,600	—	$1,114,084
	4/23/19	(3)	—	—	—	—	—	—	52,600	$832,658
Mark S. Siegel	4/23/19	(1)	$250,000	$500,000	$1,000,000	—	—	—	—	$—
	4/23/19	(2)	—	—	—	36,250	72,500	145,000	—	$1,473,925
	4/23/19	(3)	—	—	—	—	—	—	69,600	$1,101,768
Kenneth N. Berns	4/23/19	(1)	$281,250	$562,500	$1,125,000	—	—	—	—	$—
	4/23/19	(2)	—	—	—	34,650	69,300	138,600	—	$1,408,869
	4/23/19	(3)	—	—	—	—	—	—	66,600	$1,054,278
Seth D. Wexler	4/23/19	(1)	$190,000	$380,000	$760,000	—	—	—	—	$—
	4/23/19	(2)	—	—	—	19,350	38,700	77,400	—	$786,771
	4/23/19	(3)	—	—	—	—	—	—	37,100	$587,293

(1)

The 2019 non-equity incentive cash bonus plan for the fiscal year ended December 31, 2019 was approved on April 23, 2019 for our Named Executive Officers. The bonus plan set a target opportunity for each executive’s annual cash bonus as a percent of salary, with payout contingent upon meeting Patterson-UTI’s financial goals and other KPIs as described above in “Compensation Discussion and Analysis”. The annual cash bonus opportunity attributable to each metric was determined based on a measurement of actual performance relative to target performance as described above in “Annual Incentive Compensation".  The cash bonuses were awarded under the Amended and Restated 2014 Long-Term Incentive Plan.  Please see the “Annual Incentive Compensation” section for a discussion of actual payments made in respect of the 2019 cash bonus plan.

(2)

On April 23, 2019, Patterson-UTI granted performance unit awards to the Named Executive Officers. These awards provide for the recipients to receive shares of Common Stock upon the achievement of certain performance goals established by Patterson-UTI during a specified period. The performance period is the period from April 1, 2019 through March 31, 2022. The performance goals are tied to Patterson-UTI’s total stockholder return for the performance period as compared to total stockholder return for our peer group determined by the Compensation Committee. The recipients will receive a target number of shares if Patterson-UTI’s total stockholder return when compared to the peer group, is at the 55th percentile and two times the target if at the 75th percentile or higher. If Patterson-UTI’s total stockholder return, when compared to the peer group, is at the 25th percentile, the recipients will only receive one-half of the target number of shares. The grant of shares when achievement is between the 25th and 55th percentile, or between the 55th and 75th percentile, will be determined using linear interpolation for levels of achievement between these points. If Patterson-UTI’s total stockholder return is negative or zero, the payout shall not exceed the target number of shares.

(3)

Restricted stock units were awarded to the Named Executive Officers pursuant to the Amended and Restated 2014 Long-Term Incentive Plan. Ordinary dividends are accrued on unvested restricted stock units and paid upon vesting. The rate at which these dividends are paid or accrued is the same rate at which ordinary dividends are paid on all other shares of Common Stock. The restricted stock units awarded to Messrs. Hendricks, Smith, Siegel and Berns vest over a three-year period as follows: one-third on April 23, 2020, and the remainder in equal monthly installments over the 24 months following April 23, 2020. The restricted stock units awarded to Mr. Wexler vest over a three-year period as follows: one-third on April 23, 2020, one-third on April 23, 2021 and one-third on April 23, 2022.

(4)

The grant date fair value of restricted stock units was based on the closing price of Patterson-UTI Common Stock on the date of grant, which is consistent with the valuation used by Patterson-UTI for the recognition of compensation expense under FASB ASC Topic 718. The grant date fair value of performance unit awards was determined based on a Monte-Carlo simulation model, which is consistent with the valuation used by Patterson-UTI for the recognition of compensation expense under FASB ASC Topic 718.

The following table sets forth information concerning outstanding equity awards at December 31, 2019 for the Named Executive Officers:

Outstanding Equity Awards at Fiscal Year-End

					Stock Awards
					Number			Equity Incentive		Equity Incentive
					of Shares			Plan Awards:		Plan Awards: Market
	Option Awards				or Units of		Market Value of	Number of		or Payout Value of
	Number of Securities		Option		Stock		Shares or Units	Unearned Shares,		Unearned Shares,
	Underlying Unexercised		Exercise	Option	That Have		of Stock	Units or Other		Units or Other
	Options (#)		Price	Expiration	Not		That Have	Rights that Have		Rights that Have
Name	Exercisable	Unexercisable	($)	Date	Vested (#)		Not Vested ($)(1)	Not Vested(2)		Not Vested ($)(1)
William Andrew Hendricks, Jr.	100,000	—	$17.27	4/1/2022	315,907	(3)	$3,317,024	375,472	(4)	$3,942,456
	25,000	—	$15.82	9/30/2022
	172,500	—	$22.88	4/21/2023
	117,750	—	$33.10	4/21/2024
	257,000	—	$20.33	4/20/2025
	315,400	—	$18.54	4/25/2026
C. Andrew Smith	—	—	—	—	76,378	(5)	$801,969	77,700	(6)	$815,850
Mark S. Siegel	355,000	—	$14.83	4/26/2020	179,927	(7)	$1,889,234	224,698	(8)	$2,359,329
	138,000	—	$31.20	4/25/2021
	320,000	—	$16.20	4/23/2022
	230,000	—	$22.88	4/21/2023
	157,000	—	$33.10	4/21/2024
	205,600	—	$20.33	4/20/2025
	151,300	—	$18.54	4/25/2026
Kenneth N. Berns	177,500	—	$14.83	4/26/2020	119,509	(9)	$1,254,845	145,128	(10)	$1,523,844
	69,000	—	$31.20	4/25/2021
	160,000	—	$16.20	4/23/2022
	115,000	—	$22.88	4/21/2023
	78,500	—	$33.10	4/21/2024
	154,200	—	$20.33	4/20/2025
	189,100	—	$18.54	4/25/2026
Seth D. Wexler	—	—	—	—	88,167	(11)	$925,754	59,300	(12)	$622,650

(1)	Based on the closing price of Patterson-UTI Common Stock on December 31, 2019 of $10.50 per share.
(2)

As of December 31, 2019, performance unit awards had been granted to the Named Executive Officers. The 2017, 2018 and 2019 performance unit awards were granted on May 2, 2017, April 24, 2018 and April 23, 2019, respectively, and provide for an award of shares of Patterson-UTI common stock to the recipient based on Patterson-UTI’s total stockholder return compared to our peer group of companies at the time of grant for the performance period of April 1 of the grant year through March 31 of the third year following the grant for the awards in 2018 and 2019, and May 1 through April 30 of the third year following the grant for the awards in 2017. All performance unit awards provide for a target payout based on a target level of total stockholder return compared to the peer group. The amounts presented in this column represent the target payout under the performance unit awards. Based on Patterson-UTI’s total stockholder return during the performance period, the recipients could receive a number of shares ranging from no shares to two times the target number of shares. For the performance units granted in 2019, if Patterson-UTI’s total stockholder return is negative, then the number of shares received by the recipients will be capped at the target number of shares. For the performance units granted in 2017 and 2018, the payout is based solely on relative performance.

(3)

These shares of restricted stock and restricted stock units vest as follows: 27,018 shares in equal monthly installments from January 2, 2020 through May 2, 2020; 110,889 restricted stock units in equal monthly installments from January 24, 2020 through April 24, 2021, 59,333 restricted stock units on April 23, 2020 and 118,667 restricted stock units in equal monthly installments from May 23, 2020 through April 23, 2022.

(4)	Amount includes 83,372 shares related to the 2017 performance unit award, 106,900 shares related to the 2018 performance unit award and 185,200 shares related to the 2019 performance unit award.
(5)

These restricted stock units vest as follows: 23,778 restricted stock units in equal monthly installments from January 24, 2020 through April 24, 2021, 17,533 restricted stock units on April 23, 2020 and 35,067 restricted stock units in equal monthly installments from May 23, 2020 through April 23, 2022.

(6)	Amount includes 22,900 shares related to the 2018 performance unit award and 54,800 shares related to the 2019 performance unit award.
(7)

These shares of restricted stock and restricted stock units vest as follows: 21,615 shares in equal monthly installments from January 2, 2020 through May 2, 2020; 88,712 restricted stock units in equal monthly installments from January 24, 2020 through April 24, 2021, 23,200 restricted stock units on April 23, 2020 and 46,400 restricted stock units in equal monthly installments from May 23, 2020 through April 23, 2022.

(8)	Amount includes 66,698 shares related to the 2017 performance unit award, 85,500 shares related to the 2018 performance unit award and 72,500 shares related to the 2019 performance unit award.

(9)

These shares of restricted stock and restricted stock units vest as follows: 11,709 shares in equal monthly installments from January 2, 2020 through May 2, 2020; 41,200 restricted stock units in equal monthly installments from January 24, 2020 through April 24, 2021, 22,200 restricted stock units on April 23, 2020 and 44,400 restricted stock units in equal monthly installments from May 23, 2020 through April 23, 2022.

(10)	Amount includes 36,128 shares related to the 2017 performance unit award, 39,700 shares related to the 2018 performance unit award and 69,300 shares related to the 2019 performance unit award.
(11)

These restricted stock units vest as follows: 12,366 restricted stock units on April 23, 2020; 16,033 restricted stock units on April 24, 2020, 19,000 restricted stock units on July 12, 2020; 12,367 restricted stock units on each of April 23, 2021 and 2022 and 16,034 restricted stock units on April 24, 2021.

(12)	Amount includes 20,600 shares related to the 2018 performance unit award and 38,700 shares related to the 2019 performance unit award.

The following table sets forth information concerning option exercises and stock awards vested during the fiscal year ended December 31, 2019 for the Named Executive Officers:

Option Exercises and Stock Vested

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)
William Andrew Hendricks, Jr.	—	$—	289,659	$3,830,609
C. Andrew Smith	—	$—	76,781	$809,989
Mark S. Siegel	350,000	$388,500	200,164	$2,595,834
Kenneth N. Berns	175,000	$194,250	126,365	$1,707,046
Seth D. Wexler	—	$—	48,700	$612,163

(1)

Value realized on vesting is based on the closing price of Patterson-UTI common stock on the day the respective shares vested; provided that if the stock market was closed on the day the respective shares vested, the value realized on vesting is based on the closing price of Patterson-UTI common stock on the day immediately prior to the day the respective shares vested.

Pay Ratio

Under rules adopted pursuant to the Dodd-Frank Act of 2010, we are required to calculate and disclose the total compensation paid to our median employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our CEO. The paragraphs that follow describe our methodology and the resulting CEO pay ratio.

We identified the median employee using our employee population on December 31, 2019. At December 31, 2019, we had approximately 5,800 employees located in the United States and Canada.

Pursuant to the de minimis exception, in identifying the median employee, we excluded approximately 50 employees in Canada, which represented approximately 1% of our workforce.

The compensation measure we used to identify the median employee was Box 1 of the Form W-2 issued by the IRS for federal tax purposes. We chose Form W-2 because our non-excluded employee population consisted solely of U.S. employees, and this compensation measure applied to all U.S. employees, allowing for accessibility and broad comparability. The total annual compensation for the year ended December 31, 2019 was calculated as $87,685 for our median employee and $8,845,356 for our CEO as reflected in the “Total” column of the Summary Compensation Table. The ratio of our CEO’s pay to that of our median employee for 2019 was approximately 101 times.  The pay ratio provided is a reasonable estimate calculated in a manner consistent with SEC rules.

Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allows companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for our Company, as other companies have headquarters and offices in different states and countries, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

No Pension Benefits or Nonqualified Deferred Compensation

Patterson-UTI does not provide any pension benefits for any of the Named Executive Officers. None of the Named Executive Officers had any items of nonqualified deferred compensation during 2019. As a result, tables with respect to pension benefits and nonqualified deferred compensation have not been provided.

DIRECTOR COMPENSATION

The following table sets forth information concerning compensation for the fiscal year ended December 31, 2019 with respect to the directors of Patterson-UTI who are not executive officers:

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	Option awards ($)(2)	All other compensation ($)	Total ($)
Charles O. Buckner	$85,000	$174,998	$—	$—	$259,998
Tiffany (TJ) Thom Cepak	$100,000	$174,998	$—	$—	$274,998
Michael W. Conlon	$95,000	$174,998	$—	$—	$269,998
Curtis W. Huff	$115,000	$174,998	$—	$—	$289,998
Terry H. Hunt	$100,000	$174,998	$—	$—	$274,998
Janeen S. Judah	$85,000	$174,998	$—	$—	$259,998

(1)

Amounts set forth represent the fair value at the date of grant as determined in accordance with FASB ASC Topic 718 with respect to restricted stock units awarded to the directors in the fiscal year ended December 31, 2019. For additional information related to the assumptions used and valuation of restricted stock units, see Note 11 to the consolidated financial statements in Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019. Each director received an award of 16,908 restricted stock units on January 1, 2019 with a grant date value of $10.35 per restricted stock unit. As of December 31, 2019, each director held 16,908 unvested restricted stock units. The restricted stock units awarded on January 1, 2019 fully vested on January 1, 2020.

(2)

No options were issued to directors during the fiscal year ended December 31, 2019. As of December 31, 2019, Messrs. Buckner, Conlon, Huff and Hunt and Ms. Cepak held the following options to purchase shares of Common Stock:

	Number of Securities Underlying Unexercised Options (#)
Name	Exercisable	Unexercisable	Total
Charles O. Buckner	60,000	—	60,000
Tiffany (TJ) Thom Cepak	30,000	—	30,000
Michael W. Conlon	50,000	—	50,000
Curtis W. Huff	60,000	—	60,000
Terry H. Hunt	60,000	—	60,000

Directors who are also employees of Patterson-UTI do not receive compensation for serving as a director or as a member of a committee of the Board of Directors. All directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with serving as a member of the Board of Directors.

The current compensation for non-employee directors is as follows: Each non-employee director receives an annual base cash retainer of $75,000 and restricted stock units on January 1 of each year with a grant date value of $175,000, subject to one-year vesting (subject to acceleration in certain limited situations, including a change of control). Each non-employee director that serves on the Audit Committee or the Compensation Committee receives an additional annual cash retainer of $10,000 per committee on which he or she serves, with the Chair of each such committee receiving $15,000. The Chair of the Nominating and Corporate Governance Committee receives an additional annual cash retainer of $10,000. The non-Executive Chairman or, at times while the Board has an Executive Chairman, the Lead Director, receives an additional annual cash retainer of $20,000.

EMPLOYMENT-RELATED AGREEMENTS

Change in Control, Employment and Severance Agreements

Change in Control Agreements with Messrs. Siegel and Berns

Patterson-UTI has Change in Control Agreements with Messrs. Siegel and Berns (each agreement, a “CIC Agreement” and collectively, the “CIC Agreements”). The CIC Agreements were entered into to protect these executives should a change in control occur, thereby encouraging such executive to remain in the employ of Patterson-UTI and not be distracted from the performance of his duties to Patterson-UTI by the possibility of a change in control.

Each CIC Agreement generally has an initial term with automatic twelve-month renewals unless Patterson-UTI notifies the executive at least ninety days before the end of such renewal period that the term will not be extended. If a change in control of Patterson-UTI occurs during the term of the CIC Agreement and the executive’s employment is terminated (i) by Patterson-UTI other than for cause or other than automatically as a result of death, disability or retirement, or (ii) by the executive for good reason (as those terms are defined in the CIC Agreements), then the executive shall generally be entitled to, among other things:

•

a bonus payment equal to the highest bonus paid after the CIC Agreement was entered into (such bonus payment for each executive prorated for the portion of the fiscal year preceding the termination date);

•

a payment equal to 2.5 times (in the case of Mr. Siegel) or 2 times (in the case of Mr. Berns) the sum of (i) the highest annual salary in effect for such executive and (ii) the average of the three annual bonuses earned by the executive for the three fiscal years preceding the termination date; and

•	continued coverage under Patterson-UTI’s welfare plans for up to three years (in the case of Mr. Siegel) or two years (in the case of Mr. Berns).

As was customary when the CIC Agreements were entered into more than ten years ago, each CIC Agreement provides the executive with a full gross-up payment for any excise taxes imposed on payments and benefits received under the CIC Agreement or otherwise, including other taxes that may be imposed as a result of the gross-up payment. As indicated above, the Compensation Committee subsequently adopted a policy, more than five years ago, to no longer approve tax-gross ups in connection with compensation arrangements, and the employment agreements entered into with Mr. Hendricks in 2016 and Messrs. Wexler and Smith in 2017, which are described below, do not include a tax gross-up provision.

A “change in control” is principally defined by the CIC Agreement as:

•

an acquisition by any individual, entity or group of beneficial ownership of 35% or more of either Patterson-UTI’s then outstanding common stock or the combined voting power of the then outstanding voting securities of Patterson-UTI entitled to vote in the election of directors,

•

a change occurs in which the members of the Board of Directors as of the date of the CIC Agreement cease to constitute at least a majority of Patterson-UTI’s Board of Directors unless that change occurs through a vote of at least a majority of the incumbent members of the Board of Directors, or

•

a change in the beneficial ownership of Patterson-UTI following consummation of a reorganization, merger, consolidation, sale of Patterson-UTI or any subsidiary of Patterson-UTI or a disposition of all or substantially all of the assets of Patterson-UTI, in which the beneficial owners immediately prior to the transaction own 65% or less of outstanding common stock of the newly combined or merged entity.

Severance Agreements with Messrs. Siegel and Berns

In order to address prior severance agreements between UTI Energy Corp. and each of Messrs. Siegel and Berns, Patterson-UTI has entered into written letter agreements with each of these executives pursuant to which Patterson-UTI has agreed to pay each such executive within ten days of the termination of his employment with Patterson-UTI for any reason (including voluntary termination by him), an amount in cash equal to his annual base salary at the time of such termination. Any payment made by Patterson-UTI pursuant to these letter agreements will reduce dollar for dollar any payment owed to such person, if any, pursuant to the CIC Agreements.

Employment Agreements with Messrs. Hendricks, Wexler and Smith

Patterson-UTI has Employment Agreements with Messrs. Hendricks, Wexler and Smith. Each Employment Agreement generally has an initial three-year term, subject to automatic annual renewal thereafter. The executive may terminate his employment under his Employment Agreement by providing written notice of such termination at least 30 days before the effective date of such termination. Under specified circumstances, Patterson-UTI may terminate the executive’s employment under his Employment Agreement for cause (as defined in the Employment Agreement) by either (i) providing written notice 10 days before the effective date of such termination and by granting at least 10 days to cure the cause for such termination or (ii) by providing written notice of such termination at least 30 days before the effective date of such termination and by granting at least 20 days to cure the cause for such termination, provided that if the matter is reasonably determined by Patterson-UTI to not be capable of being cured, the executive may be terminated for cause on the date the written notice is delivered. The Employment Agreement also provides for, among other things, severance payments and the continuation of certain benefits following termination by Patterson-UTI of the executive other than for cause, or termination by the executive for good reason (as defined in each Employment Agreement). Under these provisions, if the executive’s employment is terminated by Patterson-UTI without cause, or the executive terminates his employment for good reason:

•

the executive will have the right to receive a lump-sum payment consisting of 3 times (in the case of Mr. Hendricks) or 2.5 times (in the case of Messrs. Wexler and Smith) the sum of (i) his base salary and (ii) the average annual cash bonus received by him for the three years prior to the date of termination,

•

the executive will have the right to receive a pro-rated lump-sum payment equal to his annual cash bonus based on actual results for the year, payable at the same time as annual cash bonuses are paid to active employees,

•	Patterson-UTI will accelerate vesting of all options, restricted stock and performance unit awards on the 60th day following the executive’s termination, and
•	Patterson-UTI will pay the executive certain accrued obligations and certain obligations pursuant to the terms of employee benefit plans.

If a termination by Patterson-UTI other than for cause or by the executive for good reason occurs following a change in control (which is defined in a substantially similar manner to the definition in the CIC Agreements), the executive will generally be entitled to the same severance payments and benefits described above except that the pro-rated lump-sum payment for annual cash bonuses will be based on his highest annual cash bonus for the last three years, and the executive will be entitled to 36 months (in the case of Mr. Hendricks) or 30 months (in the case of Messrs. Wexler and Smith) of subsidized benefits continuation coverage.

Employment Agreement with Mr. Siegel

In connection with Mr. Siegel’s desire to not stand for re-election to the Board of Directors and to step down from his position of Executive Chairman at the Meeting, and consistent with Patterson-UTI’s historical retirement practices for top executives, including former Chief Executive Officers, Patterson-UTI entered into an employment agreement with Mr. Siegel in April 2020. Pursuant to the employment agreement, effective at the time of the Meeting, Mr. Siegel will become a part-time employee, providing transition support services and advice and assistance on strategic and other specified operational and financial market matters as requested by the Chief Executive Officer or the Chairman of the Board.  Mr. Siegel will receive a salary of $400,000 per year and will not be eligible for any 2020 or future bonuses or new grants of incentive compensation. Mr. Siegel’s pre-existing change of control agreement and severance agreement described above will terminate effective at the time of the Meeting, and subject to Mr. Siegel’s execution of a customary release, Patterson-UTI will pay Mr. Siegel a lump sum payment of $400,000 (the amount that Mr. Siegel would have been due upon any termination of employment pursuant to his pre-existing severance agreement) to discharge Patterson-UTI’s obligations under the pre-existing severance agreement.

Mr. Siegel’s employment agreement runs for a five-year term expiring on June 4, 2025. This term was set in consideration of Mr. Siegel’s 25 years of experience with Patterson-UTI and in the oil and gas industry more generally and a desire to secure his advisory services for this full five-year period, particularly in light of the Company entering into a period of what appears to be extended, volatile and adverse market conditions. On the conclusion of the term, Mr. Siegel’s employment will automatically terminate. Mr. Siegel may terminate his employment under the employment agreement prior to expiration of the term by providing written notice of such termination at least 30 days before the effective date of such termination. Under specified circumstances, Patterson-UTI may terminate Mr. Siegel’s employment under the employment agreement for “Cause” (as defined in the employment agreement). If Mr. Siegel resigns for any reason or is terminated by Patterson-UTI for Cause or as a result of death or disability prior to expiration of the term, he will not be entitled to any payments under the employment agreement other than (i) any unpaid base salary through the date of termination and (ii) any vested benefits he has pursuant to the terms of any employee benefit plans.

Mr. Siegel is required to execute a customary release in connection with his employment agreement.  The employment agreement also contains certain confidentiality covenants prohibiting Mr. Siegel from, among other things, disclosing confidential information. The employment agreement also contains non-competition and non-solicitation restrictions, pursuant to which Mr. Siegel will not be permitted to compete with Patterson-UTI or solicit Patterson-UTI employees for the term of the employment agreement.

Equity Award Agreements with Named Executive Officers

All unvested stock options, restricted stock and restricted stock unit awards held by the Named Executive Officers vest upon a change of control as defined by the underlying award agreements. Upon a change in control as defined in the underlying performance unit award grants, the Named Executive Officers would receive the target number of shares issuable thereunder.

All restricted stock, restricted stock unit and performance unit awards held by the Named Executive Officers provide that in the event of termination of employment due to death or disability, the holder would vest in a portion of the award. With respect to Mr. Hendricks, such a termination at December 31, 2019 would have resulted in the accelerated vesting of 5,186 shares of restricted stock and the issuance of 42,545 shares pursuant to the accelerated vesting of restricted stock units, with a combined fair value of $501,176. With respect to Mr. Berns, such a termination at December 31, 2019 would have resulted in the accelerated vesting of 2,248 shares of restricted stock and the issuance of 15,914 shares pursuant to the accelerated vesting of restricted stock units, with a combined fair value of $190,701. With respect to Mr. Siegel, such a termination at December 31, 2019 would have resulted in the accelerated vesting of 4,149 shares of restricted stock and the issuance of 17,297 shares pursuant to the accelerated vesting of restricted stock units, with a combined fair value of $225,183. With respect to Mr. Smith, such a termination at December 31, 2019 would have resulted in the issuance of 12,441 shares pursuant to the accelerated vesting of restricted stock units, with a fair value of $130,631. With respect to Mr. Wexler, such a termination at December 31, 2019 would have resulted in the issuance of 28,441 shares pursuant to the accelerated vesting of restricted stock units, with a fair value of $298,631.

In the event of termination of employment due to death or disability, the holders of performance units would vest in the portion of the performance unit award that was earned at the time of death or disability. This payment would be determined at the end of the performance period and would equal the amount that the holder would have received at that time, pro-rated for the amount of time from the date of grant through the date of death or disability.

Potential Payments Upon a Termination or Change in Control

Amounts that each of the Named Executive Officers would be entitled to under his CIC Agreement or Employment Agreement and other award agreements if a change in control had occurred as of December 31, 2019 and the employee’s employment was terminated by Patterson-UTI other than for cause or terminated by the employee for good reason (as defined in the CIC Agreement or the Employment Agreement and other award agreements) are reflected in the following table:

	Cash Payments		Other Benefits
Name	Bonus Payment ($)(1)	Salary and Bonus ($)(2)	Option Awards ($)(3)	Stock Awards ($)(3)	Performance Unit Awards ($)(4)	Other Benefits ($)(5)	Total ($)
William Andrew Hendricks, Jr.	$2,187,500	$6,756,439	$—	$3,317,024	$3,942,456	$33,243	$16,236,662
C. Andrew Smith	$984,375	$2,974,219	$—	$801,969	$815,850	$24,200	$5,600,613
Mark S. Siegel	$2,794,044	$3,137,626	$—	$1,889,234	$2,359,329	$—	$10,180,233
Kenneth N. Berns	$1,397,022	$2,094,667	$—	$1,254,845	$1,523,844	$—	$6,270,378
Seth D. Wexler	$539,000	$2,005,218	$—	$925,754	$622,650	$27,703	$4,120,325

(1)

In the case of Messrs. Hendricks, Smith and Wexler, the assumed bonus is equal to the highest annual bonus paid in the three years prior to 2019. In the case of Messrs. Siegel and Berns, the assumed bonus payment is equal to the highest annual bonus paid from the time the CIC Agreements were entered into through December 31, 2019.

(2)

The assumed salary and bonus payment represents 3.0 times (in the case of Mr. Hendricks), 2.5 times (in the case of Messrs. Siegel, Smith and Wexler) or 2.0 times (in the case of Mr. Berns) of the sum of the 2019 salary in effect for each employee and the average of the annual bonuses earned by each employee for 2018, 2017 and 2016. Bonus amounts earned in 2019 were not considered in this calculation as they were not determined until after December 31, 2019.

(3)

Each of the option and stock award agreements for the Named Executive Officers provide that unvested options and awards will vest upon a change in control. Amounts presented in the table represent the value of unvested option and stock awards using the market price of Patterson-UTI common stock at December 31, 2019. Messrs. Hendricks, Siegel and Berns hold unvested options that would have vested if a change in control had occurred on December 31, 2019, but the exercise price was greater than the closing price.

(4)

Share settled performance units awarded to Messrs. Hendricks, Siegel and Berns in 2017, 2018 and 2019, and Mr. Smith and Mr. Wexler in 2018 and 2019, include a provision that upon a change in control as defined in the respective award agreements, the Named Executive Officer will receive an award of shares equal to the target amount set forth in each agreement. Amounts presented in the table represent the assumed award of the target number of shares if a change in control had occurred on December 31, 2019, valued at the December 31, 2019 closing price of Patterson-UTI common stock of $10.50 per share.

(5)

Messrs. Hendricks, Smith and Wexler participated in Patterson-UTI’s health and welfare plans as of December 31, 2019. The amounts presented represent Patterson-UTI’s portion of the premiums for three years in the case of Mr. Hendricks and 30 months in the case of Messrs. Wexler and Smith. No tax gross-up payments would have been payable to Messrs. Siegel or Berns under the terms of their CIC Agreements.

In the event of a termination of employment of Messrs. Siegel or Berns for any reason, including voluntary termination, such executive would be entitled to an amount in cash equal to his annual base salary at the time of such termination. Any such payment made by Patterson-UTI will reduce dollar for dollar any payment owed to such person that is reflected in the table above. In the case of Messrs. Hendricks, Smith or Wexler, if the executive’s employment was terminated by Patterson-UTI other than for cause or terminated by the executive for good reason (as defined in the Employment Agreement) and not in connection with a change-in-control, then the executive would be entitled to the same potential payments and benefits as set forth in the table above, except that Mr. Hendricks’ cash payment would be lower by $936,200, Mr. Smith’s cash payment would be lower by $421,275 and Mr. Wexler’s cash payment would be lower by $158,600 as a result of the calculation of the bonus payment for the year in which the termination occurred.

With respect to Messrs. Hendricks, Smith or Wexler, the foregoing severance benefits (other than the accrued obligations and benefit obligations) are conditioned on the executive’s execution of a release within 50 days of his termination that is not revoked during any applicable revocation period provided in such release. Their employment agreements also contain covenants and restrictions, including non-competition and non-solicitation provisions pursuant to which the executive will not be permitted to compete with Patterson-UTI in certain circumstances for a period of one year following termination of employment.

Indemnification Agreements

Patterson-UTI has entered into an indemnification agreement with each of its Named Executive Officers and each of its directors containing provisions that may require Patterson-UTI, among other things, to indemnify such executive officers and directors against liabilities that may arise by reason of their status or service as executive officers or directors (subject to certain exceptions) and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

CERTAIN TRANSACTIONS

Patterson-UTI has a written policy with respect to related person transactions. In accordance with this policy, related person transactions are reviewed by the Lead Director or the chair of the Audit Committee, each of whom has full delegated authority to approve, disapprove, ratify, amend, terminate or rescind any such transaction, or direct that such transaction be submitted to the Audit Committee or the full Board of Directors for consideration. In approving or disapproving related person transactions, the relevant facts and circumstances of the related person transaction are considered, including whether such transaction is in, or not inconsistent with, the best interest of Patterson-UTI and whether, in appropriate cases, such transaction is on commercial terms at least as favorable to Patterson-UTI as would otherwise be available to or from an unrelated third party or to Patterson-UTI’s employees generally. Related person transactions generally include transactions in an amount that exceeds $50,000 between Patterson-UTI or any of its subsidiaries and an executive officer, a director (or nominee to become director), an immediate family member of any of the foregoing or any entity in which any of the foregoing has a 10% or greater beneficial ownership interest or in which they are an executive officer, general partner, principal or engaged in a similar position. Certain related person transactions have been pre-approved under the terms of the policy, including, subject to certain exceptions and limitations, the sale to or purchase from Patterson-UTI of goods and services by entities related to directors in the ordinary course of business that are immaterial to Patterson-UTI and with respect to which the director has no direct economic interest or decision making authority.

In connection with the acquisition by REMY Capital Partners III, L.P. (“REMY Capital”) of an ownership interest in UTI Energy Corp. in March 1995, REMY Capital succeeded to a registration rights agreement with UTI. As the successor-in-interest to UTI, Patterson-UTI assumed this registration rights agreement pursuant to which REMY Capital has the right to require Patterson-UTI to use its reasonable efforts to register shares held by REMY Capital under the Securities Act of 1933, as amended. In the event that such rights are exercised in connection with a primary offering proposed by Patterson-UTI (or a secondary offering with which Patterson-UTI agrees to participate), REMY Capital would bear its pro rata share of the costs of the offering, other than legal, accounting and printing costs, all of which Patterson-UTI would bear. In the event that REMY Capital elects to exercise such rights other than in connection with an offering in which Patterson-UTI participates, REMY Capital would bear all costs of the offering. These rights continue so long as REMY Capital continues to own the Common Stock that it acquired in March 1995. As of the date of this proxy statement, REMY Capital continues to hold 605,000 shares of such Common Stock.

Mr. Siegel, Chairman of the Board of Patterson-UTI, is President and sole stockholder of REMY Investors, which is the general partner of REMY Capital. Mr. Berns, Executive Vice President and Chief Commercial Officer of Patterson-UTI, is an executive of REMY Investors.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 8, 2020, the stock ownership of (i) the Named Executive Officers, directors and Board nominees, individually, (ii) all directors, Board nominees and executive officers as a group and (iii) each person known by Patterson-UTI to be the beneficial owner of more than 5% of Common Stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Beneficial Owners of more than 5% of Patterson-UTI’s Common Stock:
BlackRock, Inc.	19,704,929	(1)	10.6%
The Vanguard Group	17,167,085	(2)	9.2%
Dimensional Fund Advisors LP	13,711,625	(3)	7.4%
Renaissance Technologies LLC	11,464,159	(4)	6.2%
Massachusetts Financial Services Company	10,543,437	(5)	5.7%
JPMorgan Chase & Co.	10,224,045	(6)	5.5%
Directors and Named Executive Officers:
William Andrew Hendricks, Jr.	1,942,414	(7)	1.0%
C. Andrew Smith	150,263	(8)	*
Mark S. Siegel	3,595,627	(9)	1.9%
Kenneth N. Berns	1,726,554	(10)	*
Seth D. Wexler	238,794	(11)	*
Charles O. Buckner	126,215	(12)	*
Tiffany (TJ) Thom Cepak	82,439	(13)	*
Michael W. Conlon	127,013	(14)	*
Curtis W. Huff	332,817	(15)	*
Terry H. Hunt	129,104	(16)	*
Janeen S. Judah	52,023	(17)	*
All current directors and executive officers as a group (12 persons)	8,824,768	(18)	4.6%

*	indicates less than 1.0%
(1)

Based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 4, 2020. According to the report, BlackRock, Inc. has sole voting power with respect to 18,701,029 shares and sole dispositive power with respect to 19,704,929 shares. The address of the principal business office of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(2)

Based solely on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 12, 2020. According to the report, The Vanguard Group has sole voting power with respect to 98,169 shares, shared voting power with respect to 37,843 shares, sole dispositive power with respect to 17,056,179 shares and shared dispositive power with respect to 110,906 shares. The address of the principal business office of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(3)

Based solely on a Schedule 13G filed by Dimensional Fund Advisors LP with the SEC on February 12, 2020. According to the report, Dimensional Fund Advisors LP has sole voting power with respect to 13,435,839 shares and sole dispositive power with respect to 13,711,625 shares. The address of the principal business office of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(4)

Based solely on a Schedule 13G filed by Renaissance Technologies LLC with the SEC on February 12, 2020. According to the report, Renaissance Technologies LLC has sole voting power with respect to 10,889,146 shares, sole dispositive power with respect to 11,365,936 shares and shared dispositive power with respect to 98,223 shares. The address of the principal business office of Renaissance Technologies LLC is 800 Third Avenue, New York, New York 10022.

(5)

Based solely on a Schedule 13G filed by Massachusetts Financial Services Company with the SEC on February 14, 2020. According to the report, Massachusetts Financial Services Company has sole voting power with respect to 10,441,302 shares and sole dispositive power with respect to 10,543,437 shares. The address of the principal business office of Massachusetts Financial Services Company is 111 Huntington Avenue, Boston, Massachusetts 02199.

(6)

Based solely on a Schedule 13G filed by JPMorgan Chase & Co. with the SEC on January 27, 2020. According to the report, JPMorgan Chase & Co. has sole voting power with respect to 9,724,638 shares and sole dispositive power with respect to 10,224,045 shares. The address of the principal business office of JPMorgan Chase & Co. is 383 Madison Avenue, New York, New York 10179.

(7)

Includes shares underlying stock options held by Mr. Hendricks that are presently exercisable to purchase 987,650 shares. Includes 5,403 shares of unvested restricted Common Stock held by Mr. Hendricks, over which he presently has voting power. Includes 78,138 shares underlying restricted stock units that will vest within 60 days. Does not include 545,960 shares underlying restricted stock units that will not vest within 60 days.

(8)

Includes 21,966 shares underlying restricted stock units held by Mr. Smith that will vest within 60 days. Does not include 155,154 shares underlying restricted stock units that will not vest within 60 days.

(9)

Mr. Siegel is the President and sole stockholder of REMY Investors, which is the general partner of REMY Capital Partners III, L.P. (“REMY Capital”). The Common Stock beneficially owned by Mr. Siegel includes 605,000 shares of Common Stock owned by REMY Capital. The Common Stock beneficially owned by Mr. Siegel also includes stock options held by Mr. Siegel that are presently exercisable to purchase 1,556,900 shares. Includes 4,323 shares of unvested restricted Common Stock held by Mr. Siegel, over which he presently has voting power. Includes 36,223 shares underlying restricted stock units that will vest within 60 days.  Does not include 105,455 shares underlying restricted stock units that will not vest within 60 days. The Common Stock beneficially owned by Mr. Siegel includes 83,400 shares held in trust(s) for which he is the trustee.

(10)

Includes shares underlying stock options held by Mr. Berns that are presently exercisable to purchase 943,300 shares. Includes 2,342 shares of unvested restricted Common Stock held by Mr. Berns, over which he presently has voting power. Includes 29,200 shares underlying restricted stock units that will vest within 60 days.  Does not include 204,075 shares underlying restricted stock units that will not vest within 60 days. The Common Stock beneficially owned by Mr. Berns includes 140,000 shares held in trust(s) for which he is the trustee. Does not include shares of Common Stock beneficially owned by REMY Investors. Mr. Berns disclaims beneficial ownership of such shares beneficially owned by REMY Investors.

(11)

Includes 28,399 shares underlying restricted stock units held by Mr. Wexler that will vest within 60 days. Does not include 133,968 shares underlying restricted stock units that will not vest within 60 days.

(12)

Includes shares underlying presently exercisable stock options held by Mr. Buckner to purchase 60,000 shares. Does not include 16,666 shares underlying unvested restricted stock units that will not vest within 60 days. The Common Stock beneficially owned by Mr. Buckner includes 27,000 shares held by CDT Investments, LP, a limited partnership for which he is the sole member of the sole general partner.

(13)

Includes shares underlying presently exercisable stock options held by Ms. Cepak to purchase 30,000 shares. Does not include 16,666 shares underlying unvested restricted stock units that will not vest within 60 days.

(14)

Includes shares underlying presently exercisable stock options held by Mr. Conlon to purchase 50,000 shares. Does not include 16,666 shares underlying unvested restricted stock units that will not vest within 60 days.

(15)

Includes shares underlying presently exercisable stock options held by Mr. Huff to purchase 60,000 shares. Does not include 16,666 shares underlying unvested restricted stock units that will not vest within 60 days.

(16)

Includes shares underlying presently exercisable stock options held by Mr. Hunt to purchase 60,000 shares. Does not include 16,666 shares underlying unvested restricted stock units that will not vest within 60 days.

(17)	Does not include 16,666 shares underlying unvested restricted stock units held by Ms. Judah that will not vest within 60 days.
(18)

Includes shares underlying stock options that are presently exercisable to purchase 3,747,850 shares of Common Stock. Includes an aggregate of 12,068 shares of unvested restricted Common Stock held by certain directors and executive officers, over which they presently have voting power. Includes 222,325 shares underlying restricted stock units held by certain directors and executive officers that will vest within 60 days. Does not include 1,378,576 shares underlying restricted stock units held by such individuals that will not vest within 60 days.

Except as stated herein, each stockholder has sole voting and investment power with respect to Common Stock included in the above table. There are no arrangements known to Patterson-UTI which may result in a change in control. The business address of each of our directors and officers is 10713 West Sam Houston Parkway North, Suite 800, Houston, Texas 77064.

Equity Compensation Plan Information

Equity compensation plan information as of December 31, 2019 follows:

	Equity Compensation Plan Information
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted - Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	4,766,150	$20.62	8,331,502
Equity compensation plans not approved by security holders	—	$—	—
Total	4,766,150	$20.62	8,331,502

(1)

The Amended and Restated 2014 Long-Term Incentive Plan, as amended, provides for awards of incentive stock options, non-incentive stock options, tandem and freestanding stock appreciation rights, restricted stock awards, other stock unit awards, performance share awards, performance unit awards and dividend equivalents to key employees (as defined in the Amended and Restated 2014 Long-Term Incentive Plan, as amended), officers and directors, which are subject to certain vesting and forfeiture provisions. All options are granted with an exercise price equal to or greater than the fair market value of the common stock at the time of grant. The vesting schedule and term are set by the Compensation Committee of the Board of Directors, except that the Board has the same power as the Compensation Committee with respect to awards to directors. All securities remaining available for future issuance under equity compensation plans approved by security holders in column (c) are available under this plan. In addition to the Amended and Restated 2014 Long-Term Incentive Plan, as amended, this Plan category also includes the 2005 Long-Term Incentive Plan. In connection with the approval of the Amended and Restated 2014 Long-Term Incentive Plan, the Board of Directors approved a resolution that no further options, restricted stock or other awards would be granted under any equity compensation plan, other than the Amended and Restated 2014 Long-Term Incentive Plan. Options granted under the 2005 Long-Term Incentive Plan typically vested over one year for non-employee directors and three years for employees. All options were granted with an exercise price equal to the fair market value of the related common stock at the time of grant.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Patterson-UTI filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent Patterson-UTI specifically incorporates this report by reference therein.

The Audit Committee members are Mses. Cepak (chairwoman) and Judah and Messrs. Buckner, Huff and Hunt, each of whom is independent within the meaning of applicable rules under the Exchange Act and within the meaning of the Nasdaq listing standards. The Board has determined that Ms. Cepak and Messrs. Buckner and Huff are “audit committee financial experts” within the meaning of applicable SEC rules.

The Audit Committee oversees management’s conduct of Patterson-UTI’s accounting and financial reporting process, including review of: (i) financial reports and other financial information provided by Patterson-UTI to the public and government/regulatory bodies, (ii) Patterson-UTI’s system of internal control over financial reporting, and (iii) the annual independent audit of Patterson-UTI’s consolidated financial statements and internal control over financial reporting.

The Audit Committee’s role is one of review, and it recognizes that Patterson-UTI’s management is responsible for preparing Patterson-UTI’s consolidated financial statements and the independent auditors are responsible for auditing those financial statements. In fulfilling its review and oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in Patterson-UTI’s Annual Report on Form 10-K for the year ended December 31, 2019, including a discussion of the quality, not just the acceptability, of the accounting principles used, the reasonableness of significant judgments made by management, and the clarity of disclosures provided in the financial statements. The Audit Committee also discussed with management the basis for their assertion that Patterson-UTI maintained effective internal control over financial reporting as of December 31, 2019.

The Audit Committee discussed with Patterson-UTI’s independent registered public accounting firm (PricewaterhouseCoopers LLP) the overall scope and plans for their integrated audit. The Audit Committee met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their integrated audit, their evaluation of Patterson-UTI’s internal control over financial reporting and the overall quality of Patterson-UTI’s financial reporting. The Audit Committee also reviewed with PricewaterhouseCoopers LLP their judgments as to the quality, not just the acceptability, of Patterson-UTI’s accounting principles and discussed such other matters as are required by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Public Company Accounting Oversight Board regarding their independence, and their communications with the Audit Committee concerning independence.

Taking the foregoing into consideration, the undersigned Audit Committee members recommended to the Board of Directors that the Board approve the inclusion of Patterson-UTI’s audited financial statements and management’s report on internal control over financial reporting in the Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Audit Committee of the Board of Directors:

Tiffany (TJ) Thom Cepak, Chairwoman

Charles O. Buckner

Curtis W. Huff

Terry H. Hunt

Janeen S. Judah

PricewaterhouseCoopers LLP Fees for Fiscal Years 2019 and 2018

In 2019 and 2018, Patterson-UTI and its subsidiaries incurred fees for services provided by PricewaterhouseCoopers LLP.

Description	Fees Incurred in Fiscal Year 2019	Fees Incurred in Fiscal Year 2018
Audit fees	$2,742,330	$2,110,889
Audit-related fees	136,000	240,000
Tax fees	65,000	96,500
All other fees	2,893	2,893
Total	$2,946,223	$2,450,282

The Audit Committee appoints the independent registered public accounting firm. The Audit Committee or Ms. Cepak, as Chairwoman of the Audit Committee, approves all other engagements of the independent registered public accounting firm in advance. In the event Ms. Cepak approves any such engagement, she discusses such approval with the Audit Committee at its next meeting.

“Audit fees” relate to audit services of PricewaterhouseCoopers LLP for fiscal 2019 and 2018 consisting of the integrated audit of Patterson-UTI’s consolidated financial statements and internal control over financial reporting, and quarterly reviews of Patterson-UTI’s interim financial statements and the audits of certain subsidiaries. “Audit-related fees” for 2018 and 2019 relate to the performance of certain procedures in connection with the filing of various registration statements and Exchange Act reports and the offer and sale of our 3.95% Senior Notes due 2028 and our 5.15% Senior Notes due 2029. “Tax fees” include federal, state, local and foreign tax compliance and related matters. “All other fees” consists of annual subscription fees to software products. The Audit Committee, Ms. Cepak, as Chairwoman of the Audit Committee, or Mr. Buckner, as former Chairman of the Audit Committee, approved in advance all of the services described above.

The Audit Committee has discussed the non-audit services provided by PricewaterhouseCoopers LLP and the related fees and has considered whether those services and fees are compatible with maintaining auditor independence. The Audit Committee determined that such non-audit services were consistent with the independence of PricewaterhouseCoopers LLP.

OTHER MATTERS

Other Business

As of the date of this proxy statement, management of Patterson-UTI was not aware of any matter to be presented at the Meeting other than as set forth herein. If any other matters are properly brought before the Meeting, however, the shares represented by valid proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them.

Stockholder Proposals for 2021 Annual Meeting

Proposals for Inclusion in the Proxy Statement.    Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in Patterson-UTI’s proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals to Patterson-UTI in a timely manner. In order to be included in Patterson-UTI’s proxy statement for the 2021 annual meeting of stockholders, proposals from stockholders must be received by Patterson-UTI no later than December 14, 2020, and must otherwise comply with the requirements of Rule 14a-8.

Proposals or Director Nominations not Included in the Proxy Statement.    Patterson-UTI’s bylaws establish an advance notice procedure with regard to stockholder proposals and director nominations not included in Patterson-UTI’s proxy statement. For director nominations not included in Patterson-UTI’s proxy statement or stockholder proposals to be properly brought before the 2021 annual meeting by a stockholder, the stockholder must be a stockholder of record on the date of the giving of the notice provided for in Patterson-UTI’s bylaws and on the record date for the determination of stockholders entitled to vote at such annual meeting and must give timely notice of such business in writing to the Secretary of Patterson-UTI. To be timely with respect to the 2021 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by the close of business at Patterson-UTI’s principal executive offices not earlier than February 4, 2021 and not later than March 6, 2021, assuming the date of the 2021 annual meeting is not changed by more than 30 days before or after the anniversary date of the 2020 annual meeting. A stockholder’s notice to the Secretary of Patterson-UTI shall contain certain information specified in Patterson-UTI’s bylaws regarding the stockholder and the proposed nominee or stockholder proposal.  See Article I, Section 8 of Patterson-UTI’s bylaws.

Proxy Access Procedures.    Patterson-UTI’s bylaws permit a stockholder, or group of up to 20 stockholders, owning continuously for at least three years shares of Patterson-UTI stock representing an aggregate of at least 3% of our outstanding shares, to nominate and include in our proxy materials director nominees constituting up to the greater of two or 20% of our Board, provided that the stockholder(s) and nominee(s) satisfy the requirements in Patterson-UTI’s bylaws. See Article I, Section 11 of Patterson-UTI’s bylaws.  Written notice of proxy access director nominees must be received by the close of business at Patterson-UTI’s principal executive offices not earlier than December 14, 2020 and not later than January 13, 2021, assuming the date of the 2021 annual meeting is not changed by more than 30 days before or after the anniversary date of the 2020 annual meeting.

Annual Report

A copy of Patterson-UTI’s annual report on Form 10-K accompanies this proxy statement only if you have requested that a copy of this proxy statement be mailed to you. The annual report on Form 10-K also is available electronically by following the instructions in the Notice. The annual report on Form 10-K is not incorporated into this proxy statement and is not considered proxy-soliciting material.

A copy of the annual report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits, may be obtained by stockholders without charge by written request to the Secretary of Patterson-UTI at 10713 West Sam Houston Parkway North, Suite 800, Houston, Texas 77064 or by accessing it on Patterson-UTI’s website at www.patenergy.com in the investors section under the “Financial Information” link. Patterson-UTI will furnish the exhibits to Form 10-K upon request and upon receipt of a reproduction fee.

Delivery of Documents to Stockholders Sharing an Address

The SEC’s rules allow companies to send a single Notice or single copy of annual reports, proxy statements, prospectuses and other disclosure documents to two or more stockholders sharing the same address, subject to certain conditions. These rules are intended to provide greater convenience for stockholders, and cost savings for companies, by reducing the number of duplicate documents that stockholders receive. If instructions for separate delivery have been received from any stockholder, Patterson-UTI will deliver promptly separate copies of the relevant disclosure materials. Similarly, if multiple copies of disclosure materials are being delivered to a single address, stockholders can request a single copy for future deliveries. Written requests should be submitted to the Secretary of Patterson-UTI at 10713 West Sam Houston Parkway North, Suite 800, Houston, Texas 77064. Requests may also be made by calling Investor Relations at (281) 765-7100.

PATTERSON-UTI

PATTERSON-UTI ENERGY, INC.
10713 W. SAM HOUSTON PARKWAY NORTH
SUITE 800
HOUSTON, TX 77064

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 Tiffany (TJ) Thom Cepak 02 Michael W. Conlon 03 William A. Hendricks Jr 04 Curtis W. Huff 05 Terry H. Hunt
06 Janeen S. Judah

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Patterson-UTI for the fiscal year ending December 31, 2020.	☐	☐	☐
3. Approval of an advisory resolution on Patterson-UTI's compensation of its named executive officers.	☐	☐	☐

NOTE: I also authorize my proxies to vote in their discretion with respect to such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000457765_1 R1.0.1.18

0000413080_2 R1.0.1.18 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Form 10-K, are available at www.proxyvote.com PATTERSON-UTI ENERGY, INC. Annual Meeting of Stockholders June 6, 2019 10:00 AM This proxy is solicited by the Board of Directors The undersigned stockholder of Patterson-UTI Energy, Inc. (the "Company") hereby appoints Mark S. Siegel, William Andrew Hendricks, Jr. and C. Andrew Smith and each of them, proxies to the undersigned, each with full power to act without the other and with full power of substitution, to vote all of the shares which the undersigned is entitled to vote at the annual meeting of stockholders of the Company to be held Thursday, June 6, 2019, at 10:00 a.m., Central Time, at our corporate headquarters, located at 10713 W. Sam Houston Parkway North, Suite 125, Houston, Texas, 77064, and at any and all adjournments or postponements thereof, with the same force and effect as if the undersigned were personally present. The undersigned hereby instructs the above-named proxies to vote the shares represented by this proxy in the manner as directed for the undersigned on the reverse side of this proxy card. If no directions are made, the proxies will vote “FOR” the nominees for directors, “FOR” the approval of the amendment to the Patterson-UTI Energy, Inc. Amended and Restated 2014 Long-Term Incentive Plan, “FOR” the ratification of the selection of PricewaterhouseCoopers LLP and “FOR” the approval of the advisory resolution on executive compensation, as set forth on the reverse side. If any other matter should be presented properly, this proxy will be voted in accordance with the discretion of the above-named proxies. Continued and to be marked, dated and signed on reverse side